Exhibit 10.1

SHARE PURCHASE AGREEMENT

among

Geoi Limited
a private limited company of England and Wales;

Versar, Inc.
a Delaware corporation;

Professional Protection Systems Limited
a private limited company of England and Wales;

the Sellers;

and

the Neil Bruce Copp Representative

___________________________

Dated as of January 5, 2010
___________________________

EXHIBITS AND SCHEDULES

Exhibit A

Exhibit B

Exhibit C

Exhibit D

Exhibit E

Exhibit F

Schedule 6.4

Schedule 8.2(v)

ARTICLE 1.	DESCRIPTION OF TRANSACTION	1
1.1	Purchase and Sale of the Shares	1
1.2	Closing	2
1.3	At Closing the Purchaser shall:	2
1.4	Estimated Balance Sheet and Estimated Closing Indebtedness	2
1.5	Delivery of Seller Notes	3
1.6	Delivery of Versar Common Stock	3
1.7	Contingent Consideration	3
1.8	Purchase Price Adjustment	4
1.9	Exchange Rate Adjustment	6
ARTICLE 2.	WARRANTIES OF THE COMPANY	7
2.1	Organization; Standing and Power; Subsidiaries	7
2.2	Company Constituent Documents; Records	8
2.3	Capitalization, Etc	8
2.4	Authority; Binding Nature of Agreement	9
2.5	Non-Contravention; Consents	10
2.6	Financial Statements	11
2.7	Absence of Certain Changes	12
2.8	Title to and Sufficiency of Assets	14
2.9	Bank Accounts; Accounts Receivable; Inventory	14
2.10	Equipment	15
2.11	Real Property	15
2.12	Intellectual Property	16
2.13	Contracts	17
2.14	Customers; Accounts Payable	20
2.15	Liabilities	21
2.16	Data Protection	21
2.17	Compliance with Legal Requirements; Governmental Authorizations	21
2.18	Tax Matters	22
2.19	Benefit Plans; Employees and Agents	28
2.20	Environmental Matters	30
2.21	Defective Products and Services	31

-i-

2.22	Insurance	31
2.23	Related Party Transactions	32
2.24	Legal Proceedings; Orders	32
2.25	Insolvency	33
2.26	Finder’s Fee; Transaction Costs	33
2.27	Shareholder Agreements	34
2.28	Certain Payments	34
ARTICLE 3.	WARRANTIES OF THE SELLERS AND THE NEIL BRUCE COPP SHAREHOLDER	34
3.1	Authority; Binding Nature of Agreement	34
3.2	Ownership and Transfer of the Shares	35
3.3	Non-Contravention; Consents	35
3.4	No Other Agreements	36
3.5	Litigation	36
3.6	Finder’s Fees	36
3.7	Securities Representations	36
ARTICLE 4.	WARRANTIES OF PURCHASER AND VERSAR	37
4.1	Corporate Existence and Power	37
4.2	Authority; Binding Nature of Agreement	37
4.3	Non-Contravention; Consents	37
4.4	Compliance with Legal Requirements	38
ARTICLE 5.	38
5.1	Guarantee of Purchaser Obligations	38
ARTICLE 6.	COVENANTS OF THE PARTIES	39
6.1	Confidentiality; Non-competition	39
6.2	Confidentiality	40
6.3	Public Disclosure	40
6.4	Tax Covenant	40
ARTICLE 7.	CLOSING DELIVERIES	41
7.1	Conditions to Obligations of Purchaser	41
7.2	Satisfaction of Conditions	42
ARTICLE 8.	RECOURSE FOR DAMAGES	42
8.1	Survival	42

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8.2	Recovery by Purchaser Parties	43
8.3	Recovery by Seller and the Neil Bruce Copp Shareholder	44
8.4	Basket; Limitation on Liability	44
8.5	Offset Against Seller Notes and Contingent Consideration	45
8.6	Procedure for Recovery of Damages	46
8.7	Third Party Claims	47
8.8	Characterization of Recovery	49
8.9	No Contribution	49
8.10	Obligations Regarding Mitigation	49
8.11	Limitations	49
ARTICLE 9.	MISCELLANEOUS PROVISIONS	50
9.1	Further Assurances	50
9.2	Fees and Expenses	50
9.3	Amendment	51
9.4	Waiver; Remedies Cumulative	51
9.5	Entire Agreement	51
9.6	Execution of Agreement; Counterparts; Electronic Signatures	51
9.7	Governing Law and Submission to Jurisdiction; Appointment of Process Agent	52
9.8	Assignment and Successors	52
9.9	Parties in Interest	52
9.10	Notices	52
9.11	Construction; Usage	54
9.12	Enforcement of Agreement	54
9.13	Severability	55

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SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is made and entered into as of January 5, 2010 (the “Agreement Date”), by and among Versar, Inc., a Delaware corporation (“Versar”) and GEOI 1 Limited, a private limited company of England and Wales with company number 07114583 whose registered office is at Protection House, Sherbourne Drive, Tilbrook, Milton Keynes MK7 8HX (“Purchaser”), Professional Protection Systems, Ltd., a private limited company of England and Wales (the “Company”), Stephen Nobbs (“Nobbs”), Mark Whitcher (“Whitcher”), Stephen Kimbell, Peter Holden, Timothy Clark, Jonathan Hambleton, Richard Brown, Simon Cuthbertson, Oliver Wright and Ingrid Sladden (each a “Seller” and together the “Sellers”) and Richard Martin Frimston, Stuart Leaman and Richard Benson in their capacity as executors of the estate of Neil Bruce Copp, being a deceased shareholder (the “Neil Bruce Copp Shareholder”), each of whom is an existing shareholder of the Company.  Capitalized terms used in this Agreement and not otherwise defined shall have the meanings set forth in Exhibit A hereto.

RECITALS

WHEREAS, the Sellers and the Neil Bruce Copp Shareholder collectively own all of the issued ordinary shares of GBP£0.01 each in the capital of the Company (the “Shares”);

WHEREAS, in reliance on and subject to the terms, conditions, warranties, covenants and agreements herein contained, Purchaser desires to purchase and Sellers and the Neil Bruce Copp Shareholder desire to sell the Shares to Purchaser;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:

AGREEMENT

ARTICLE 1.

DESCRIPTION OF TRANSACTION
1.1   Purchase and Sale of the Shares.

(a)   On the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller and the Neil Bruce Copp Shareholder shall, severally and separately and in respect of themselves only, sell, assign, transfer, convey and deliver to the Purchaser, free and clear of all Encumbrances, and in the case of each Seller  (excluding the Neil Bruce Copp Shareholder) severally and separately and in respect of themselves only, with full title guarantee, and in the case of the Neil Bruce Copp Shareholder only, with limited title guarantee (as the Neil Bruce Copp Shareholder is the legal owner but not the beneficial owner of the NBC Shares), and the Purchaser shall purchase from each Seller and the Neil Bruce Copp Shareholder, all the Shares owned by such Seller or the Neil Bruce Copp Shareholder, as the case may be, in consideration of payment of (collectively, the “Purchase Price”):

(i)     US$5.1 million, subject to the Holdback and the Exchange Rate Adjustment, payable in cash at Closing in accordance with Article 1.3 and allocated among the Sellers and the Neil Bruce Copp Shareholder as set forth in Exhibit B;

(ii)    amounts to the Sellers and the Neil Bruce Copp Shareholder, on the dates and under the terms set forth in the Seller Notes (as defined in Article 1.5, allocated among the Sellers and the Neil Bruce Copp Shareholders as set forth in Exhibit B, and

(iii)   amounts of Contingent Consideration to Whitcher and Nobbs on the dates and under the terms set forth in this Agreement, 45.45% of which will be paid to Whitcher and 54.55% of which will be paid to Nobbs, and

(iv)   the issuance to Whitcher of shares of Versar common stock with an aggregate value of US$240,000 in accordance with Article 1.6 below.

1.2   Closing.  Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of EMW Picton Howell, Seebeck House, 1 Seebeck Place Knowlhill, Milton Keynes, MK5 8FR, on the date hereof (“Closing Date”).

1.3   At Closing the Purchaser shall:

(a)   make a CHAPS transfer of US$4,800,000 in respect of that part of the Purchase Price to be paid to the Sellers and the Neil Bruce Copp Shareholder at Closing to EMW’s Client Account;

(b)   make a CHAPS transfer of US$300,000 in respect of that part of the Purchase Price referred to in Article 1.8(b) to the Joint Account; and

(c)   deliver to EMW the Joint Account Instruction Letter duly signed on behalf of the Purchaser and the Purchaser’s Solicitors.

1.4   Estimated Balance Sheet and Estimated Closing Indebtedness.  The Company has delivered to the Purchaser (a) an unaudited balance sheet of the Company, which unaudited balance sheet reflects balances as of November 30, 2009 (the “Estimated Balance Sheet”), (b) an itemized schedule of the amount of Closing Indebtedness (separately listing each item of Indebtedness and the related creditor), (c) an itemized schedule of the Transaction Costs paid or owed by the Company (separately listing each Transaction Cost and the related creditor), in each case as of the Closing Date (the “Schedule of Company Transaction Costs”), and (d) a certificate of the Company, executed by Nobbs (the chairman of the Company) and Whitcher (the Managing Director of the Company), certifying that each of the Estimated Balance Sheet, Closing Indebtedness and Schedule of Company Transaction Costs were prepared by the Company in good faith in accordance with this Agreement, and, in the case of the Estimated Balance Sheet, (save as for the Estimated Balance Sheet does not contain a tax provision for the financial year to date and other year end adjustments which are made in the Company Year-End Financial Statements) the Estimated Balance Sheet has been prepared in accordance with the Company’s accounting policies and generally accepted accounting practice in the United Kingdom (“GAAP”) applied in a manner consistent with the preparation of the Company Year-End Financial Statements, except as otherwise specifically contemplated by this Agreement (the “Closing Certificate”).

1.5   Delivery of Seller Notes.  At the Closing, the Purchaser shall deliver to each Seller and the Neil Bruce Copp Shareholder a loan note in substantially the form attached hereto as Exhibit C (the “Seller Notes”).  The principal amount of each Seller Note is set forth on Exhibit B hereto.  The Seller Notes shall be issued by the Purchaser and guaranteed by Versar as described with particularity in Article 5 hereof.  The principal amount of each Seller Note and any accrued interest earned thereon shall be subject to reduction to satisfy any setoff rights of the Purchaser and Versar in accordance with Article 8 of this Agreement.

1.6   Versar Common Stock.

(a)   At the Closing, the Purchaser shall cause to be issued to Whitcher a stock certificate for shares of Versar common stock with an aggregate value of US$240,000 (“Consideration Shares Certificate”).  The number of shares the Consideration Shares Certificate shall represent shall be derived by dividing US$240,000 by the closing price of Versar’s common stock on the NYSE Amex on the last trading day prior to Closing, rounded up to the nearest whole share (if necessary).  The Consideration Shares Certificate shall bear a restrictive legend indicating that shares are “restricted securities” as defined by Rule 144 promulgated pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”). At Closing, Purchaser shall procure that a copy of the Consideration Shares Certificate be emailed to Whitcher and send by overnight mail the original Consideration Shares Certificate to Whitcher.  Whitcher acknowledges that such shares are restricted securities and may not be sold, transferred or otherwise disposed of except pursuant to an effective registration statement filed under the Securities Act or pursuant to an exemption from registration as set forth in the legend affixed to such certificate.

(b)   Versar hereby covenants to Whitcher that, subject to Whitcher’s compliance with the conditions of Rule 144 promulgated pursuant to the Securities Act, Versar shall provide Whitcher with such reasonable assistance that is required to remove the restrictive legend from the Consideration Shares Certificate so as to allow public resale of such shares, including, but not limited to, providing Whitcher or any nominated transfer agent with their consent (not be unreasonably withheld or delayed) and/or an opinion letter from Versar’s legal counsel that the restrictive legend be removed.

1.7   Contingent Consideration.

(a)   Entitlement to Contingent Consideration. Whitcher and Nobbs shall be entitled to receive additional earn-out consideration equal to 50% of the amount by which earnings before interests, taxes, depreciation or amortization of the Company (“EBITDA”) for the period commencing January 1, 2010 and concluding January 1, 2011 (“Earn-Out Period”) exceeds £449,893.  45.45% of the earn-out consideration shall be paid to Whitcher and 54.55% of the earn-out consideration shall be paid to Nobbs in Pounds Sterling in accordance with this Article 1.7, in each case, subject to the rights of setoff pursuant to Article 8 of this Agreement (the “Contingent Consideration”).

(b)   Ring Fence Provisions

(i)   Subject to applicable law and regulations and to the provisions of this Agreement, the Purchaser Parties shall use all reasonable endeavours to procure that during the Earn-Out Period:

(1)   the business of the Company will be operated in the ordinary and normal course and Nobbs, Whitcher and Purchaser hereby agree that unless Purchaser receives prior written approval from Nobbs and Whitcher (such approval not to be unreasonably delayed) the aggregate administrative expenses and selling and distribution costs (as such costs have been recorded and categorized historically by the Company in the profit and loss account of the Company in its fiscal year-end financial statements) to be incurred by the Company (“Company Costs”) shall not exceed the following maximum costs at the specified Turnover levels set out below (“Maximum Costs”):

Turnover During the Earn-Out Period	Maximum Costs
GBP £2.1 million or less	46.2% of Turnover
Greater than GBP £2.1 million	GBP £970,200 plus 10% of the amount by which Turnover exceeds GBP £2.1 million and if the aggregate Company Costs incurred by the Company are in excess of the Maximum Costs then any such excess as to which prior written approval was not received (on a GBP £1 for GBP £1 basis) (“Surplus Costs”) shall be added back to the EBITDA figure for the purposes of calculating the Contingent Consideration in Article 1.7 (c) below.

(2)   the whole or substantially the whole of any business and assets of the Company shall not be transferred PROVIDED that this Article 1.7 (b) (2) shall not restrict the Purchaser from transferring the issued share capital of the Company; and

(3)   no action will be taken the effect of which is artificially to reduce the amount payable in respect of any Contingent Consideration.

(c)   Calculation of Contingent Consideration.

(i)   At the end of each quarterly period during the Earn-Out Period, Purchaser and Whitcher and Nobbs agree to consult regarding the calculation of the Contingent Consideration for such quarterly period to facilitate the preparation of the Earn-Out Statement and final calculation of the Contingent Consideration pursuant to this Article 1.7.

(ii)   Within sixty (60) calendar days following the end of the Earn-Out Period, Purchaser shall prepare or cause to be prepared and delivered to Whitcher and Nobbs, a statement (the “Earn-Out Statement”) setting forth their estimation of the Contingent Consideration for the Earn-Out Period, together with supporting documentation, and a calculation of the Contingent Consideration payable to Whitcher and Nobbs, if any.

(iii)   In the event that Whitcher and Nobbs object to Purchaser’s calculation of Contingent Consideration set forth in such Earn-Out Statement, then within ten (10) Business Days after their receipt of the Earn-Out Statement (the “Response Period”), they shall deliver to Purchaser a written notice (an “Objection Notice”) describing in reasonable detail their objections to Purchaser’s calculation of such Contingent Consideration.  If Whitcher and Nobbs do not deliver an Objection Notice to Purchaser during the Response Period, then Purchaser’s calculation of the amounts set forth in the Earn-Out Statement shall be final, binding and conclusive on Purchaser and Whitcher and Nobbs and any payments owed shall be made within ten (10) calendar days thereafter, subject to the rights of setoff pursuant to Article 8 of this Agreement.  If Whitcher and Nobbs deliver an Objection Notice accompanied by a statement setting forth a calculation of Contingent Consideration to Purchaser during the Response Period, and if Whitcher and Nobbs and Purchaser are unable to agree upon the calculation of the amounts set forth in the Earn-Out Statement within thirty (30) calendar days after such Objection Notice is delivered to Purchaser, the dispute shall be finally settled by Ernst & Young LLP (the “Accounting Referee”).  The determination by the Accounting Referee of the disputed calculation of Contingent Consideration, if any, shall, in the absence of fraud or manifest error, be final, conclusive and binding on Purchaser and Whitcher and Nobbs and any payments due by the Purchaser shall be made within ten (10) calendar days after the date of the Accounting Referee’s determination. The fees and other expenses of such Accounting Referee shall be paid by the party whose determination of Contingent Consideration payable most diverges from the determination of the Accounting Referee.

1.8   Purchase Price Adjustment.

(a)   Prior to Closing the Sellers and the Neil Bruce Copp Shareholder shall deliver to Purchasers’ Solicitors and EMW, the Joint Account Instruction Letter duly signed by the Sellers and the Neil Bruce Copp Shareholder.

(b)   Subject to the Sellers, the Neil Bruce Copp and the Purchaser delivering to the Purchaser’s Solicitors and EMW the Joint Account Instruction Letter, of the cash purchase price to be paid at Closing pursuant to Article 1.1(a)(i), US$300,000 shall be placed in the Joint Account (with all fees of such account to be paid by Sellers and the Neil Bruce Copp Shareholder, collectively, and all interest accrued on such account to be for the account of Sellers and the Neil Bruce Copp Shareholder, respectively), as a hold-back (the “Hold-Back”) to secure any payment obligation of Sellers and the Neil Bruce Copp Shareholder to the Purchaser upon completion of the Post-Closing Purchase Price Adjustment, pursuant to Article 1.8(c) below.  EMW and the Purchaser’s Solicitors shall not be required to take any action with respect to the Joint Account except on the written instructions of the Parties.

(c)   The Purchase Price shall be subject to a post-closing adjustment (the “Post-Closing Purchase Price Adjustment”), which shall be settled as soon as agreed or determined in accordance with Article 1.8(d) below, based on (1) target Cash Book Balance of the Company as of December 31, 2009 at 11:59 p.m. Greenwich Mean Time (the “Closing Adjustment Date”) of GBP£450,000 (“Target Cash”), (2) a Warranty Reserve as of the Closing Adjustment Date of GBP£417,120 (the “Target Warranty Reserve”) and (c) the Net Book Value as at the Closing Adjustment Date being not lower than £1,754,465 (“Target Net Book Value”).

(i)   Sellers and the Neil Bruce Copp Shareholder shall make a payment to Purchaser (which shall be satisfied (i) through retention by Purchaser of all or a portion of the Hold-Back amount to the extent such Hold-Back is sufficient, (ii) through the reduction of the outstanding principal amount (and accrued but unpaid interest thereon) of the Seller Notes (such reduction to be applied to the outstanding principal amount and accrued but unpaid interest thereon which is next due for payment), (using the same exchange rate applied at Closing) pro rata to the proportions which the principal amounts of the respective Seller Notes bear to one another, to the extent the Hold-Back amount is not sufficient and (iii) only by a payment of cash if and to the extent the Hold Back amount and the Seller Notes are insufficient, in which event such payment shall be due from and made by the Sellers and the Neil Bruce Copp Shareholder pro rata to the proportions in which the Sellers and the Neil Bruce Copp Shareholder are entitled to the cash consideration as set forth on Exhibit B), in an aggregate amount (on a GBP£1 for GBP£1 basis) by which the determined Cash Book Balance at the Closing Adjustment Date (as determined in accordance with Article 1.8(e)) is less than Target Cash (subject to Article 1.8(d)), the Warranty Reserve at the Closing Adjustment Date (as determined in accordance with Article 1.8(e)) exceeds the Target Warranty Reserve and the Net Book Value at the Closing Adjustment Date is less than the Target Net Book Value; provided that when calculating the Net Book Value at the Closing Adjustment Date any amounts by which the Cash Book Balance at the Closing Adjustment Date is less than Target Cash and the Warranty Reserve at the Closing Adjustment Date exceeds the Target Warranty Reserve then such amounts shall not be taken into account for purposes of determining the Net Book Value at the Closing Adjustment Date.

(ii)   Purchaser shall make an additional cash payment to Sellers and the Neil Bruce Copp Shareholder in an aggregate amount (on a GBP£1 for GBP£1 basis) by which the determined Cash Book Balance at the Closing Adjustment Date (as determined in accordance with Article 1.8(e)) exceeds Target Cash (subject to Article 1.8(d)), the determined Warranty Reserve at the Closing Adjustment Date is less than the Target Warranty Reserve (as determined in accordance with Article 1.8(e)) and the determined Net Book Value at the Closing Adjustment Date (as determined in accordance with Article 1.8(e)) exceeds the Target Net Book Value; provided that when calculating the Net Book Value at the Closing Adjustment Date any amounts by which the Cash Book Balance at the Closing Adjustment Date is greater than Target Cash and the Warranty Reserve at the Closing Adjustment Date is less than the Target Warranty Reserve then such amounts shall not be taken into account for purposes of determining the Net Book Value at the Closing Adjustment Date. Any portion of the Hold-Back not used to satisfy the Sellers’ and the Neil Bruce Copp Shareholder’s obligations for the Post-Closing Purchase Price Adjustment shall be due to and paid to the Sellers and the Neil Bruce Copp Shareholder within 2 calendar days of the completion of the adjustment process and shall be allocated between the Sellers and the Neil Bruce Copp Shareholder in the proportions in which they are entitled to the cash consideration as set forth on Exhibit B.  Any Post-Closing Purchase Price Adjustment payment shall be paid in U.S. Dollars using the same exchange rate applied to the amount paid by the Purchaser to the Sellers and the Neil Bruce Copp Shareholder at Closing.

(d)    Notwithstanding anything in this Article 1.8, the Sellers and the Neil Bruce Copp Shareholder and the Purchaser hereby agree that if any part of the sum of £120,054.88 (being a payment to be received by the Company from UK Atomic Energy Authority Dounreay as reflected on an outstanding invoice which is included as Part 1.8(d) of the Company Disclosure Schedule) (the “Sum”) is not received by the Company prior to the Closing Adjustment Date then that part of  the Sum not yet received by the Company (“Outstanding Sum”) shall be deemed to have been received by the Company (on a GBP £1 for GBP £1 basis) for the purposes of calculating the Cash Book Balance at the Closing Adjustment Date if such Outstanding Sum is received within fifteen (15) calendar days following the Closing Date.  For the avoidance of doubt, in the event that the Outstanding Sum is not received by the Company within fifteen (15) calendar days following the Closing Date, then the Outstanding Sum shall not be included in the Cash Book Balance for the purposes of calculating the Post-Closing Purchase Price Adjustment.

(e)    Within sixty (60) calendar days following the Closing, Purchaser shall prepare or cause to be prepared (using existing personnel of the Company, being personnel of the Company immediately prior to the Closing, as needed by Purchaser) and delivered to Sellers and the Neil Bruce Copp Shareholder the calculation of the Post-Closing Purchase Price Adjustment, together with supporting documentation (the “Adjustment Statement”).  Subject to Article 1.8 (d), the Adjustment Statement shall be prepared in accordance with the Company’s accounting policies and GAAP applied in a manner consistent with the preparation of the Company Year-End Financial Statements and in accordance with the accounting policies set out in Exhibit D and the Adjustment Statement shall be set out in the form provided at Exhibit E (“Pro Forma Adjustment Statement”). For the avoidance of doubt in the event that there is a conflict between the accounting policies then the accounting polices set out in Exhibit D shall take precedence over the Company’s accounting policies and GAAP and to the extent that the Company’s accounting polices are not in contravention of GAAP then the Company’s accounting polices shall take precedence over GAAP. In calculating the Adjustment Statement the Purchaser shall not take into account any professional costs, fees, disbursements and expenses (plus any applicable VAT) and Tax accrued or owing by the Company relating to entering into the lease amendment required pursuant to Article 7.3 of this Agreement.

(f)   In the event that any of the Sellers and/or the Neil Bruce Copp Shareholder objects to the Purchaser’s calculation of the Post-Closing Purchase Price Adjustment, then within ten (10) Business Days after their receipt of the Adjustment Statement (the “Adjustment Response Period”) they shall deliver to Purchaser a written notice (an “Adjustment Objection Notice”) describing in reasonable detail their objections to Purchaser’s calculation of such Post-Closing Purchase Price Adjustment.  If no such Adjustment Objection Notice is delivered to Purchaser during the Adjustment Response Period, then Purchaser’s calculation of the Post-Closing Purchase Price Adjustment shall be final, binding and conclusive on Purchaser, Sellers and the Neil Bruce Copp Shareholder and all payments due by any party shall be made within ten (10) calendar days thereafter.  If Sellers and the Neil Bruce Copp Shareholder deliver an Adjustment Objection Notice accompanied by a statement setting forth a calculation of the Post-Closing Purchase Price Adjustment to Purchaser during the Adjustment Response Period and if Sellers and Purchaser are unable to agree upon the calculation of the Post-Closing Purchase Price Adjustment within thirty (30) calendar days after such Adjustment Objection Notice is delivered to Purchaser, the dispute will be finally settled by the Accounting Referee.  The determination of the Accounting Referee, in the absence of fraud or manifest error, of the disputed calculation of the Post-Closing Purchase Price Adjustment, if any, shall be final, conclusive and binding on all parties hereto and all payments due by any party shall be made within ten (10) calendar days after the date of the Accounting Referee’s determination.  The fees and other expenses of such Accounting Referee shall be paid by the party whose determination of the Post-Closing Purchase Price Adjustment most diverges from the determination of the Accounting Referee.

1.9   Exchange Rate Adjustment.  The amount payable at Closing in U.S. dollars, together with the Hold-Back, shall be fixed at US$5.1 million in the aggregate unless the exchange rate of U.S. dollars for Pounds Sterling exceeds 1.61 U.S. Dollars per Pound Sterling (rounded to the nearest US$ cent) or is less than 1.57 U.S. Dollars per Pound Sterling (rounded to the nearest US$ cent) as of 5:30pm Greenwich Mean Time on the last Business Day prior to the Closing (as reported by www.oanda.com).  In either such case, the amount payable at Closing shall be adjusted (the “Exchange Rate Adjustment”) by multiplying GBP£3,207,547.1 by an exchange rate equal to the average of the daily average ‘Interbank’ currency exchange rates for U.S. Dollars being converted into Pounds Sterling at the close of business on each of the forty (40) Business Days prior to the Closing Date as reported by www.oanda.com.

ARTICLE 2.

WARRANTIES OF THE COMPANY

Except as set forth on the Company Disclosure Schedule, which shall qualify the warranties of the Company, Whitcher and Nobbs set forth in this Article 2, the Company (severally and in respect of itself only), Whitcher and Nobbs (jointly and severally) warrant, in accordance with Article 8, as of the date of the Closing Date, to and for the benefit of the Purchaser Parties, as follows:

2.1   Organization; Standing and Power; Subsidiaries.

(a)    The Company is a private limited company duly incorporated and validly existing under the laws of England and Wales, has all necessary power and authority to (i) own, lease and use its properties and assets in the manner in which its properties and assets are currently owned, leased and used; (ii) carry on its business in the manner in which its business is currently being conducted and (iii) perform its obligations under all Company Contracts.

(b)    The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

(c)    The Company is not, and within the past two (2) years ending on the Closing Date has not been, required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(c) of the Company Disclosure Schedule.

(d)    Part 2.1(d) of the Company Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of the Company (the “Board”), (ii) the names of the members of each committee of the Board (if any) and (iii) the names and titles of the employees of the Company.

(e)    The Company has one Subsidiary, Personal Protection Systems.  The Company does not own any controlling interest in any other Entity and the Company has not since January 1, 2005 owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any other Entity.  The Company has not agreed nor is it obligated to make any future investment in or capital contribution to any Entity.  The Company has not since January 1, 2005 guaranteed nor is it responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity or other financial interest.  Since January 1, 2005, neither the Company nor any of its members has approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the business or affairs of the Company.  Personal Protection Systems is a private limited company duly incorporated and validly existing under the laws of England and Wales.  Personal Protection Systems is not, and within the past two years ending on the Closing Date has not been, required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction.  The Company owns all outstanding equity of Personal Protection Systems and Personal Protection Systems is not trading.  Personal Protection Systems does not conduct any business, has no assets and does not have any direct or indirect debts, liabilities, claims, losses, damages, deficiencies, costs, expenses or obligations (whether absolute, accrued, known or unknown, contingent or otherwise) of any nature whatsoever and has not conducted any business within the past five years ending on the Closing Date.

2.2   Company Constituent Documents; Records.  The Company has delivered to Purchaser accurate and complete copies of (a) the Certificate of Incorporation of the Company, Memorandum of Association of the Company and the Articles of Association of the Company, in each case including all amendments thereto; (b) its statutory registers and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of its members in their capacity as such, the Board and all committees of the Board, in each case since January 8, 2003 (the items described in (a), (b) and (c) above, collectively, the “Company Constituent Documents”).  The Company has delivered to Purchaser accurate and complete copies of (a) the Certificate of Incorporation, Memorandum of Association and the Articles of Association of Personal Protection Systems, in each case including all amendments thereto; (b) its statutory registers; (c) any minutes and other records of meetings and other proceedings (including any actions taken by consent or otherwise without a meeting) of its member in their capacity as such, its board of directors and all committees of its board of directors, in each case since January 8, 2003.  There have been no formal meetings of or actions taken in lieu of a formal meeting by the Company’s or Personal Protection Systems’ members, the Board or any committee of the Board or the Board of Directors of Personal Protection Systems or any committee thereof since January 8, 2003 that are not fully reflected in the Company Constituent Documents or the constituent documents of Personal Protection Systems described above.  There has not been any violation of the Company Constituent Documents, and the Company has not taken any action that is inconsistent in any material respect with the Company Constituent Documents.  The books of account, statutory registers (including the register of members and register of directors and register of charges) and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained materially in accordance with applicable Legal Requirements.

2.3   Capitalization, Etc.

(a)     The authorized share capital of the Company consists of GBP£3,361.86 divided into 136,186 A Shares, 100,000 B Shares and 100,000 Deferred Shares, of GBP£0.01 each (the “Company Ordinary Shares”), of which 130,000 A Shares and 70,000 B Shares have been issued as of the date of this Agreement.  None of the issued Company Ordinary Shares are being held by the Company.  All the issued Company Ordinary Shares have been duly authorized and validly issued, are fully paid and were not issued in violation of any preemptive or other similar rights.  All issued Company Ordinary Shares have been issued in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in the Company Constituent Documents and applicable Contracts. The record and beneficial owners of the Shares are set forth on Part 2.3(a) of the Company Disclosure Schedule.

(b)    As of Closing, there are no issued warrants, options or other rights whether exercisable now or at a future date and whether contingent or not to purchase or convert any security into Company Ordinary Shares.

(c)    Except as set forth above in this Article 2.3, as of the date of this Agreement, there is no (i) issued share capital or other voting securities of the Company; (ii) outstanding securities, instruments or obligations that are or may become convertible into or exchangeable or exercisable for any share capital or other securities of the Company; (iii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any share capital or other securities of the Company; or (iv) commitments or agreements to which the Company is a party or by which it is bound, obligating the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, any share capital or other securities of the Company, or obligating the Company to enter into any such commitment or agreement or grant or extend any subscription, option, warrant, call or right to acquire any share capital of, or any securities that are convertible into or exchangeable or exercisable for any share capital of, or other securities of the Company (clauses (i) through (iv) of this Article 2.3(c) above, collectively “Company Rights”).  The Company has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any actions by the Company (or which are convertible into, or exercisable or exchangeable for, securities having the right to vote on, or veto, any actions by the Company).

(d)    Since January 1, 2005, the Company has not repurchased, redeemed or otherwise reacquired any share capital or other securities of the Company other than pursuant to share purchase agreements or option agreements providing for the repurchase of such securities at the original issuance price of such securities.  All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the Companies Act 1985 and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable subscription and shareholders’ agreements and other applicable Contracts.

(e)    Since January 1, 2005, the Company has not given any financial assistance in contravention of Section 151 of the Companies Act 1985.

2.4   Authority; Binding Nature of Agreement. The Company has all right, power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to take all other actions required to be taken by it pursuant to the provisions hereof.  The execution, delivery and performance of this Agreement to which it is a party and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company, and no other action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and any Related Agreement to which the Company is a party and to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by the Company.  This Agreement constitutes (assuming due and valid authorization, execution and delivery hereof by the other parties hereto) the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by any insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally and by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

2.5   Non-Contravention; Consents.  Except as set forth in Part 2.5 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not, directly or indirectly (with or without notice or lapse of time):

(a)    contravene, conflict with or result in a violation of any of the terms, conditions or provisions of the Company Constituent Documents;

(b)    contravene, conflict with or result in a violation of any Legal Requirement or any Order, writ, injunction, judgment or decree to which the Company or any of the assets owned, used or controlled by the Company is subject or, to the Knowledge of the Company, give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Related Agreements or to exercise any remedy or obtain any relief under, any such Legal Requirement or Order, writ, injunction, judgment or decree to which the Company or any of the assets owned, used or controlled by the Company is subject;

(c)    contravene, conflict with or result in a violation of any of the terms or requirements of any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned, used or controlled by the Company, including in such a manner as would, pursuant to the terms of such Governmental Authorization, give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify such Governmental Authorization;

(d)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract to which the Company or any of the assets owned, used or controlled by the Company is subject, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) accelerate the maturity or performance of any such Material Contract or (iii) cancel, terminate or modify any such Material Contract; or

(e)    result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company.

The Company has complied with all applicable Legal Requirements and Orders in connection with the execution, delivery and performance of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.  No filing with, notice to or consent from any Person (other than the parties hereto) is required in connection with the execution, delivery or performance of this Agreement or any of the Related Agreements by the Company, the consummation of the transactions contemplated hereby and thereby by the Company or the conduct of the business of the Company in the same manner immediately after the Closing Date as before the Closing Date.

2.6   Financial Statements.

(a)    Part 2.6 of the Company Disclosure Schedule includes the following financial statements (collectively, the “Company Financial Statements”):

(i)   the unaudited balance sheet of the Company as of June 30, 2009 and 2008 (the “Balance Sheet”) and the unaudited related profit and loss account of the Company for the periods then ended together with the notes thereto (collectively, the “Company Year-End Financial Statements”);

(ii)   the unaudited balance sheets of the Company as of September 30, 2009 (the “Balance Sheet Date”) and the related profit and loss account of the Company for the period from July 1, 2009 through the Balance Sheet Date (the “Interim Financial Statements”);

(iii)    the unaudited balance sheet of Personal Protection Systems as of June 30, 2009 and 2008 and the related unaudited profit and loss account of Personal Protection Systems for the periods then ended together with the notes thereto (collectively, the “Subsidiary Year-End Financial Statements”); and

(iv)   the unaudited balance sheets of the Personal Protection Systems as of September 30, 2009 and the related profit and loss account of the Company for the period from July 1, 2009 through the Balance Sheet Date (the “Subsidiary Interim Financial Statements”);

(b)    The Company Year-End Financial Statements give a true and fair view of the financial position of the Company as of the dates thereof and the results of operations and cash flows of the Company for the periods covered thereby.  The Company Year-End Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered.  The Company Year-End Financial Statements were prepared from the books and records of the Company, which books and records have been maintained in accordance with all applicable Legal Requirements and reflect all financial transactions of the Company that are required to be reflected in accordance with GAAP.  The Interim Financial Statements have been prepared with due care and attention, on a basis consistent with the Company Year-End Financial Statements, and give a fair and reasonable view of the assets and liabilities of the Company as at their date and of the profits and losses for the period in respect of which they have been prepared, subject to year-end adjustments.

(c)    The Subsidiary Year-End Financial Statements give a true and fair view of the financial position of Personal Protection Systems as of the dates thereof and the results of operations and cash flows of Personal Protection Systems for the periods covered thereby.  The Subsidiary Year-End Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered.  The Subsidiary Year-End Financial Statements were prepared from the books and records of Personal Protection Systems, which books and records have been maintained in accordance with all applicable Legal Requirements and reflect all financial transactions of Personal Protection Systems that are required to be reflected in accordance with GAAP.  The Subsidiary Interim Financial Statements have been prepared with due care and attention, on a basis consistent with the Subsidiary Year-End Financial Statements, and give a fair and reasonable view of the assets and liabilities of Personal Protection Systems as at their date and of the profits and losses for the period in respect of which they have been prepared, subject to year-end adjustments.

(d)    The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls (relative to the size of the Company) which provide assurance that (i) transactions are executed with management’s authorization or pursuant to authority delegated by management to Company employees; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s assets; (iii) access to the Company’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Company’s assets is compared with existing assets at regular intervals and (v) accounts and other receivables and inventory are recorded in good faith and reserves established against them based upon actual prior experience and in accordance with GAAP, and proper procedures are implemented for the collection thereof on a commercially reasonable basis. The Company does not have any Knowledge of any significant deficiencies or material weaknesses in the design or operation of the Company’s internal control structure and procedures over financial reporting.  The Company has heretofore made available to Purchaser a true, complete and correct copy of any disclosure (or, if unwritten, a summary thereof) by any Representative of the Company to the Company’s independent auditors relating to (A) any significant deficiencies in the design or operation of internal controls that could adversely affect the ability of the Company to record, process, summarize and report financial data and any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other Employees who have a significant role in the internal control over financial reporting of the Company.  The Company possesses books and records which contain all financial and other information from the date of its incorporation through the date hereof necessary for the preparation of financial statements.

(e)    Save as for specific provisions that have been made pursuant to the terms of this Agreement the accounting policies set forth on Exhibit D constitute the accounting policies currently in use by the Company and do not in any respect represent a change in accounting policies from those used by the Company in preparing the Company Financial Statements.

2.7   Absence of Certain Changes. Except as set forth in Part 2.7 of the Company Disclosure Schedule, since the Balance Sheet Date, the Company has conducted its business only in the ordinary course of business consistent with past practice.  Except as set forth in Part 2.7 of the Company Disclosure Schedule, since the Balance Sheet Date:

(a)    there has not been any Company Material Adverse Effect, and, to the Knowledge of the Company, no event has occurred that will, or could reasonably be expected to, have a Company Material Adverse Effect;

(b)    the Company has not (i) suffered any damage, destruction or loss, or any interruption in the use of, any of its assets with a value in excess of US$20,000 in the aggregate (whether or not covered by insurance) or (ii) suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or services required to conduct its business;

(c)    the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any capital shares or other equity securities, and has not repurchased, redeemed or otherwise reacquired any of its capital shares or other securities;

(d)    the Company has not sold, issued or authorized the issuance of (i) any of its capital shares or other securities or (ii) any Company Rights;

(e)    there has been no amendment to any of the Company Constituent Documents, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares or similar transaction;

(f)    the Company has not formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(g)   the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since the Balance Sheet Date, exceeds US$20,000;

(h)    the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any billed or unbilled account receivable or other indebtedness outside existing reserves;

(i)   the Company has not incurred any liabilities in excess of US$20,000 in the aggregate, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or relating to any of its assets or properties;

(j)   the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold, assigned, transferred or otherwise disposed of, or leased or licensed, any right or other asset to any other Person or (iii) waived or relinquished any right, except, in each case, for (A) immaterial rights or other immaterial assets acquired, leased, licensed or disposed of, (B) non-exclusive licenses of Intellectual Property in connection with sales of Company Products or services to customers and (C) sales of Company Products, in each case in the ordinary course of business and consistent with past practice;

(k)    the Company has not (i) loaned any sum of money to any Person (other than pursuant to advances for ordinary and necessary business expenses made to employees in the ordinary course of business consistent with past practice), (ii) created, incurred, assumed or guaranteed any indebtedness for money borrowed or (iii) mortgaged, pledged or otherwise permitted any of its assets or properties to become subject to any Encumbrance, except for Permitted Encumbrances made in the ordinary course of business consistent with past practice;

(l)   the Company has not (i) made or suffered any amendment or termination of any Contract to which it is a party or by which it is bound and under which it is entitled to receive or obligated to pay US$20,000 or more in the aggregate or (ii) cancelled, modified or waived any debts or claims in excess of US$20,000 in the aggregate held by it, whether or not in the ordinary course of business;

(m)   the Company has not (i) established, adopted or materially amended any employee benefit plan, (ii) paid or committed to pay any bonus or made any profit-sharing or similar payment to, or increased the amount of wages, salary commissions, fringe benefits, pension or welfare benefits, severance benefits, stock-based benefits or other compensation or remuneration payable to, any of its current or former directors, consultants, officers or employees, or (iii) hired any new director, consultant, officer or any other employee;

(n)    the Company has not changed any of its methods of accounting or accounting practices in any respect, except as may be required by GAAP;

(o)    the Company has not made any Tax election;

(p)    the Company has not threatened, commenced or settled any Legal Proceeding;

(q)    the Company has not entered into any transaction involving US$20,000 or more other than in the ordinary course of business consistent with past practice;

(r)   the Company has not entered into, or agreed to enter into, any agreements granting any Person a license to any Company Intellectual Property, other than non-exclusive licenses of Intellectual Property in connection with sales of Company Products or services to customers in the ordinary course of business and consistent with past practice;

(s)    the Company has not terminated the employment of any Employees;

(t)   the Company has not agreed to take, or committed to take, any of the actions referred to in clauses (c) through (s) above.

2.8   Title to and Sufficiency of Assets.

(a)    Except as set forth in Part 2.8(a) of the Company Disclosure Schedule and save for any Real Property, the Company is the sole legal and beneficial owner of all the assets and rights that it purports to own, including, without limitation, all assets and rights reflected in the Company’s books and records as being owned by the Company.  All such assets and rights are owned by the Company free and clear of any Encumbrances and there are no agreements or commitments to create Encumbrances, and no person has claimed to be entitled to create such an Encumbrance, except for (A) Permitted Encumbrances and (B) Encumbrances specifically described in the notes to the Company Year-End Financial Statements.

(b)   The assets of the Company constitute all the assets used in or necessary to carry on its business as such business is being conducted as of immediately prior to the Closing.

(c)    Except for this Agreement, the Company does not have any Contract, absolute or contingent, (i) to effect any Acquisition Transaction or (ii) to sell or otherwise transfer any assets of the Company, except for sales of Company Products or services to be made in the ordinary course of business consistent with past practice.

2.9   Bank Accounts; Accounts Receivable; Inventory.

(a)    Part 2.9(a) of the Company Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of the close of business on the day before the Closing and the names of all individuals authorized to draw on or make withdrawals from such accounts.

(b)    Part 2.9(b) of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of all billed and unbilled accounts receivable and other receivables of the Company as of the Balance Sheet Date.  All existing accounts receivable of the Company (including those accounts receivable that have not yet been billed or that have not yet been collected and those accounts receivable that have arisen since the Balance Sheet Date and have not yet been collected) are (i) valid, genuine and subsisting obligations of customers of the Company, arising from bona fide sales and deliveries of goods, performance of services or other business transactions in the ordinary course of business and (ii) to the Knowledge of the Company (without having made enquiries of third parties) are fully collectible (except to the extent reserved against in the Company Financial Statements, which such reserves have been determined based upon actual prior experience and are consistent with GAAP, consistently applied) and are not presently to the Knowledge of the Company, other than as set forth in Part 2.9(b) of the Company Disclosure Schedule, subject to defences, set-offs or counterclaims.

(c)    Part 2.9(c) of the Company Disclosure Schedule sets forth a true, correct and complete list of all of the inventory of the Company.  All of the inventory of the Company (i) was acquired for the operation of its business in the ordinary course consistent with past practice, (ii) is of a quality and quantity usable or saleable in the ordinary course of business (except as reserved against in the Company Financial Statements), and (iii) is valued on the books and records of the Company at the lower of cost or market value with the cost determined under the first-in-first-out inventory valuation method consistent with past practice.

2.10         Equipment.  Part 2.10 of the Company Disclosure Schedule sets forth a true, correct and complete list of all equipment and other tangible assets owned by the Company having an original cost in excess of US$10,000 and regularly or customarily used by the Company in the operation of its business.  All equipment and other tangible assets that are owned, leased or used by the Company (i) are free of material defects and deficiencies and in good operating condition and repair, subject to normal wear and tear and continued repair and replacement in accordance with past practice, and (ii) comply in all material respects with, and are being operated and otherwise used in material compliance with, all applicable Legal Requirements.  During the past twelve (12) months, there has not been any significant interruption of the operations of the Company due to inadequate maintenance of such assets.

2.11      Real Property.  The Company does not own, nor has it ever owned, any real property or any interest in any real property, except for the Protection House Lease identified in Part 2.13(a)(viii) of the Company Disclosure Schedule and no other real property is leased, subleased or licensed by the Company (the “ Real Property”).  No material damage or destruction has occurred with respect to any of the Real Property for which the Company may be liable.  The premises leased pursuant to the Protection House Lease are supplied with utilities and other services necessary for the operation of the premises.  All rights as lessee to the Real Property are legally and beneficially vested in the Company and the Company is in sole and undisputed occupation.

2.12     Intellectual Property.

(a)   Part 2.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Registered IP owned, in whole or in part, by, under an obligation to be assigned to, or filed in the name of the Company.

(b)   Part 2.12(b) of the Company Disclosure Schedule sets forth all Intellectual Property (including software programs and domain names) and Intellectual Property Rights (other than Registered IP) owned, in whole or in part, by or under an obligation to be assigned to the Company that are material to the conduct of its business as presently being conducted.

(c)   Part 2.12(c) of the Company Disclosure Schedule sets forth all In-Licenses, other than software that is generally commercially available for a cost of not more than US$5,000 for a perpetual license for a single user or work station (or US$25,000 in the aggregate for all users and work stations), and excluding “open source” materials.

(d)    Part 2.12(d) of the Company Disclosure Schedule sets forth all Out-Licenses, other than non-exclusive licenses and related agreements of Company Products granted to end user customers in the ordinary course of business pursuant to the standard form of end user license agreement used by the Company.

(e)    Except as set forth in Part 2.12(e) of the Company Disclosure Schedule, the Company exclusively owns all Company Intellectual Property and all Company Intellectual Property is free and clear of any Encumbrances other than Permitted Encumbrances and nonexclusive licenses granted to end user customers in the ordinary course of business.  The Intellectual Property and the Intellectual Property Rights owned or used by the Company are not subject to any restriction or limitation of any kind (including geographic restrictions or limitations) that would materially adversely affect the right by the Company to use or exploit thereof, or the right to manufacture, market, distribute, or sell any Company Products currently being developed, offered, manufactured, distributed or sold by the Company.

(f)    The Company owns or otherwise has sufficient rights to all Intellectual Property and Intellectual Property Rights necessary to conduct its businesses as currently conducted.

(g)    The Company does not jointly own any Intellectual Property or Intellectual Property Rights with any of its directors, officers, employees, consultants or any other Person pursuant to any non-disclosure, collaboration, license or other agreement or otherwise.

(h)    The Registered IP owned by the Company (i) has not been adjudged invalid or unenforceable, (ii) to the Knowledge of the Company, is valid, subsisting, and enforceable, (iii) the Company has not received written notification of any pending and, to the Knowledge of the Company, there is no threatened proceeding in which the scope, validity, or enforceability of any Registered IP is being or has been contested or challenged and (iv) is in compliance with all applicable Legal Requirements, and all filings, payments, and other actions required to be made or taken to maintain such Registered IP in full force and effect have been made by the applicable deadline.

(i)    The Company has not, within the past five years ending on the Closing Date, infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any third party that could reasonably be expected to result in a Company Material Adverse Effect.  There are no pending or, to the Knowledge of the Company, threatened infringement, misappropriation, or similar claims or proceedings against the Company.  The Company has not received any written notice or other written communication of any alleged infringement or misappropriation of any third party’s Intellectual Property Rights by the Company.

(j)    To the Knowledge of the Company, no person or entity is infringing, misappropriating, or otherwise violating any Intellectual Property Rights owned by the Company.

(k)    The Company has taken all reasonable steps to maintain the confidentiality of or otherwise protect and enforce its rights in its confidential information, in particular the trade secrets owned by the Company.

(l)   Part 2.12(l) of the Company Disclosure Schedule lists any Company Software, or any Company Product that contains any software, that is subject to an open source or general public license, such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License that (i) would require, or would condition the use or distribution of any Company Product or, the disclosure, licensing, or distribution of any source code for any portion of such Company Product, or (ii) would otherwise impose any material limitation, restriction, or condition on the right or ability of the Company to use or distribute any Company Product, a description of such Company Software and Company Product and such open source or general public license applicable to such Company Software or Company Product.

(m)    All Employees of the Company who have created or developed any Intellectual Property or Intellectual Property Rights for the Company have signed written agreements that are valid and enforceable, containing a confidentiality provision protecting the Company’s confidential information and assigning to the Company his or her Intellectual Property Rights developed within the scope of his or her employment or engagement (as applicable) with the Company.

(n)    Other than IP Contracts with third parties set forth in Part 2.12(c) and Part 2.12(d) of the Company Disclosure Schedule and agreements with the Company’s customers entered into in the ordinary course of business, the Company is not bound by any agreement to indemnify any other person or entity for intellectual property infringement, misappropriation, or similar claims.

(o)    neither the execution, delivery, or performance of this Agreement (or any of the Related Agreements) nor the consummation by the Company of any of the transactions contemplated by this Agreement (or any of the Related Agreements) will, with or without notice or lapse of time, result in (i) a loss of, or encumbrance or restriction on any Intellectual Property or Intellectual Property Rights owned by or used by the Company that are material to the conduct of its business as presently being conducted, (ii) a breach of any In-License, or (iii) the grant, assignment, or transfer to any third party of any license or other right or interest under, to, or in any of the Company Intellectual Property.

2.13         Contracts.

(a)    Except as set forth in Part 2.13(a) of the Company Disclosure Schedule, the Company is not a party to nor is it presently bound by any written or oral:

(i)   Contract with any present or former shareholder, partner, member other equity holder, director, officer, employee or consultant or for the employment of, performance of services by or payment of commissions to any Person, including any consultant;

(ii)    Contract with any labor union or other representative of employees;

(iii)   Contract relating to the acquisition, transfer, use, development, sharing or license of any Company Intellectual Property other than (A) licenses of Intellectual Property in connection with the sales of Company Products or services in the ordinary course of business consistent with past practice, (B) end user software licenses that are generally available on standard terms for less than US$5,000; and (C) contracts relating to technology and proprietary assets immaterial to the Company’s business as presently conducted;

(iv)   Contract relating to any material acquisition, issuance or transfer of any securities;

(v)    Contract for the purchase of, or payment for, supplies, products or services (A) from a Related Party or (B) involving (1) in any one case, US$20,000 or more or (2) in the aggregate, US$50,000 or more;

(vi)   Contract to sell or supply products or to perform services, (A) to or for a Related Party or (B) involving (1) in any one case, US$20,000 or more or (2) in the aggregate, US$50,000 or more;

(vii)         Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(viii)        Contract relating to the lease of or license to enter any Real Property;

(ix)   Contract relating to the lease of any manufacturing equipment used by the Company;

(x)    note, debenture, bond, conditional sale agreement, equipment trust agreement, loan agreement or other contract or commitment for the borrowing or lending of money (including, without limitation, loans to or from present or former shareholders, partners, members, other equity holders, officers, directors, employees or any member of their immediate families);

(xi)    Contract relating to the creation of an Encumbrance (other than a Permitted Encumbrance) with respect to any asset of the Company or involving or incorporating any indemnity or surety arrangement, guaranty, security agreement, pledge, performance or completion bond or pursuant to which the Company otherwise undertakes the indebtedness of any other Person;

(xii)   Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(xiii)         Contract involving Tax sharing;

(xiv)         Contract relating to a charitable or political contribution;

(xv)          Contract for any individual capital expenditure in excess of US$20,000, or US$50,000 in the aggregate, entered into since June 30, 2009;

(xvi)         Contract imposing any restriction on the Company’s right or ability (A) to compete with any other Person, (B) to acquire any product or other assets or any services from any other Person, to sell any amount of product or other assets to, or perform any services for any other Person, or (C) to develop or distribute any technology, nor, to the Knowledge of the Company, is any officer or employee of the Company subject to any such Contract, other than with the Company;

(xvii)        Contract not made in the ordinary course of business; or

(xviii)   Contract not otherwise listed in Part 2.13(a) of the Company Disclosure Schedule that (A) continues over a period of more than twelve (12) months from the date hereof, (B) exceeds US$20,000 in value and (C) may not be terminated by the Company (without penalty) within 30 days after the delivery of a termination notice by the Company.

Contracts in the respective categories described in clauses (i) through (xviii) of this Article 2.13 are referred to in this Agreement as “Material Contracts”.

(b)    The Company has provided Purchaser with true, correct and complete copies of all written Material Contracts.  Part 2.13(b) of the Company Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form. Each Material Contract is valid and in full force and effect and is enforceable in accordance with its terms.

(c)    Except as set forth in Part 2.13(c) of the Company Disclosure Schedule:

(i)    The Company has not violated or breached, or committed any default under, any provision of any Material Contract, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any provision of any Material Contract;

(ii)    No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) to the Knowledge of the Company, result in a violation or breach of any provision of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract that could reasonably be expected to result in a Company Material Adverse Effect;

(iii)    The Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract that has not been resolved; and

(iv)   The Company has not waived any of its rights under any Material Contract.

(d)    No Person is renegotiating, or has a right (absent any default or breach of a Material Contract) pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

(e)    The Company Contracts collectively constitute all of the Contracts necessary to enable the Company to conduct its business substantially in the manner in which its business is being conducted as of immediately prior to the Closing.

(f)    Except as disclosed in Part 2.13(f) of the Company Disclosure Schedule, with respect to each Material Contract, the Material Contract will continue to be valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated by this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby shall not result in any payment or payments becoming due from the Company to any Person or give any Person the right to terminate or alter the provisions of such Material Contract. To the Knowledge of the Company (without having made enquiries of third parties) the consummation of the transactions described herein will not affect any of the Material Contracts in a manner that could reasonably be expected to result in a Company Material Adverse Effect.

2.14  Customers; Accounts Receivables and Payable.

(a)    Part 2.14(a) of the Company Disclosure Schedule identifies each Person that has committed since the Balance Sheet Date (whether oral or written and whether pursuant to an agreement or purchase order or otherwise) to purchase products or services with a dollar value of US$20,000 or more from the Company pursuant to an invoiced order, and sets forth for each such Person the quantities or amounts of such products or services that such Person has committed to purchase (the “Purchase Commitments”) and whether such commitment is oral or written.  The Company has provided to Purchaser true and complete copies of all material documents evidencing such Purchase Commitments.  All such Purchase Commitments are in full force and effect, have not been withdrawn, amended, modified or terminated and, if accepted and performed by the Company prior to any such withdrawal, amendment, modification or termination, are enforceable by the Company and, upon consummation of the Transactions, will be enforceable by Purchaser, against the other party to such Purchase Commitments.  No fact, condition or circumstance exists that would give any party the right to withdraw, amend, modify or terminate any Purchase Commitment and no Person has given any notice to the Company, and the Company has no Knowledge, that any Person intends to withdraw, amend, modify or terminate any Purchase Commitment.

(b)    Part 2.14(b) of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of the Company’s accounts payable as of the Balance Sheet Date.  Part 2.14(b) of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the amounts paid to, each supplier or other Person (other than Employees) that received more than $75,000 from the Company during 2008 or 2009.

2.15      Liabilities.  Except (i) as not required in accordance with GAAP to be reflected or reserved against in the Company Financial Statements, (ii) as and to the extent reflected or reserved against in the Company Financial Statements (including the notes thereto), (iii) as set forth in Part 2.15 of the Company Disclosure Schedule or (iv) as incurred in the ordinary course of business since the Balance Sheet Date, to the Knowledge of the Company, the Company does not have any material direct or indirect debts, liabilities, claims, losses, damages, deficiencies, costs, expenses or obligations (whether absolute, accrued, contingent or otherwise) of any nature whatsoever (including, without limitation, obligations under capital leases or any unfunded obligations as required for funding on an ongoing basis under any Plan or arrangement or any uninsured liabilities resulting from failure to comply with any applicable Legal Requirement).  The Company does not have any off-balance sheet liabilities.

2.16      Data Protection.

(a)    The Company has not received any written notice from any party of non-compliance and has in place all necessary notifications to comply in all material respects with the Data Protection Act 1998.

(b)    The Company has notified registrable particulars under the Data Protection Act 1998 of all personal data held by it and has (i) renewed such notifications and has notified any changes occurring in between such notifications as required by the Act, (ii) has paid all fees payable in respect of such notifications, and (iii) there has been no unauthorized disclosure of personal data outside the terms of such notification.

(c)    The Company has (i) complied in all material respects with the Data Protection Act 1984 and the Data Protection Act 1998, (ii) established the procedures necessary to ensure continued compliance with such legislation and (iii) has not received any notice or complaint under the Data Protection Act 1998 alleging non-compliance with that Act.

2.17         Compliance with Legal Requirements; Governmental Authorizations.

(a)    To the Knowledge of the Company, the Company is, and since January 8, 2003 has been, in material compliance with all applicable Legal Requirements.  The Company has not received any written notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any material Legal Requirement.

(b)    Part 2.17(b) of the Company Disclosure Schedule identifies each Governmental Authorization held by the Company and the Company has delivered to Purchaser accurate and complete copies of all Governmental Authorizations identified in Part 2.17(b) of the Company Disclosure Schedule.  To the Knowledge of the Company, the Governmental Authorizations identified in Part 2.17(b) of the Company Disclosure Schedule are valid and in full force and effect, collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted and will continue in full force and effect immediately following the Closing.  To the Knowledge of the Company, the Company is in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.17(b) of the Company Disclosure Schedule.  The Company has not received any notice or other communication from any Governmental Body regarding (i) any actual or possible violation of or failure to comply with any material term or requirement of any Governmental Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

2.18     Tax Matters.

(a)    General.

(i)    All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments and registrations and any other necessary information submitted by the Company to any Taxation Authority for the purpose of Taxation have been made on a proper basis, were submitted within applicable time limits, were accurate and complete in all material respects when supplied and remain accurate and complete in all material respects. None of the above is, or, to the Knowledge of the Company, is likely to be, the subject of any material dispute with any Taxation Authority.

(ii)    All Taxation (whether of the UK or elsewhere), for which the Company has been liable or is liable to account for, has been duly paid (insofar as such Taxation ought to have been paid).

(iii)    The Company has, within applicable time limits, maintained all records in relation to Taxation as they are required by law to maintain and in order to enable the tax liabilities of the Company to be calculated in accordance with applicable Legal Requirements.

(iv)          The Company has complied within applicable time limits with all notices served on them and any other requirements lawfully made of them by any Taxation Authority.

(v)    The Company has not made any payments representing installments of corporation tax pursuant to the Corporation Tax (Installment Payments) Regulations 1998 in respect of any current or preceding accounting periods and is not under any obligation to do so.

(vi)          The Company has not paid, within the past five years ending on the Closing Date, any penalty, fine, surcharge or interest charged by virtue of the TMA 1970 or any other Tax Statute.

(vii)         All Taxation and national insurance deductible and payable under the Pay-As-You-Earn system and/or any other Taxation Statute has, so far as is required to be deducted, been deducted from all payments made (or treated as made) by the Company. All amounts due to be paid to the relevant Taxation Authority prior to the date of this Agreement have been so paid, including without limitation all Tax chargeable on benefits provided for directors, employees or former employees of the Company or any persons required to be treated as such.

(viii)         The Company is not involved in any dispute with any Taxation Authority and has not, within the past 12 months, been subject to any visit, audit, investigation, discovery or access order by any Taxation Authority.  The Company is not aware of any circumstances existing which make it likely that a non-routine visit, audit, investigation, discovery or access order will be made in the next 12 months.

(ix)    The Company Disclosure Schedule contains details of any concession, agreement or other formal or informal arrangement (that is, an arrangement which is not based on a strict interpretation of all relevant Taxation Statutes, published extra-statutory concessions and published statements of practice) with any Taxation Authority.

(x)    The Company Disclosure Schedule contains details of all transactions, schemes or arrangements in respect of which the Company has been a party or has otherwise been involved for which a statutory clearance application was made. The Company Disclosure Schedule also contains copies of all relevant applications for clearances and copies of all clearances obtained in connection with such transactions, schemes or arrangements. All such clearances have been obtained on the basis of full and accurate disclosure of all material facts and considerations relating thereto. All such transactions, schemes or arrangements have been implemented strictly in accordance with the terms of such clearances.

(xi)    The Company is not liable to make to any Person (including any Taxation Authority) any payment in respect of any liability to Taxation which is primarily or directly chargeable against, or attributable to, any other Person (other than the Company).

(xii)   The Company Financial Statements make full provision or reserve within GAAP for any period ended on or before the date to which they were drawn up for all Taxation assessed or liable to be assessed on the Company, or for which the Company is accountable at that date, whether or not the Company has (or may have) any right of reimbursement against any other person. Proper provision has been made and shown in the Company Financial Statements for deferred taxation in accordance with GAAP.

(xiii)         The Company has not entered into a Managed Payment Plan within the provisions of Section 111 of the Finance Act 2009 nor into any arrangement with HM Revenue & Customs for the deferred payment of any liability to Taxation.

(xiv)         The Company is not a qualifying company within the meaning of Schedule 46 to the Finance Act 2009.

(b)    Chargeable Gains.  The book value shown in, or adopted for the purposes of, the Company Financial Statements as the aggregate value of the assets of the Company, on the disposal of which a chargeable gain or allowable loss could arise, does not exceed the amount which on a disposal of the assets at the date of this Agreement would be deductible, in each case, disregarding any statutory right to claim any allowance or relief other than amounts deductible under Section 38 of TCGA 1992.

(c)    Capital Allowances.

(i)   If the assets of the Company were disposed of at the Closing Date for their book value as shown in, or adopted for the purpose of, the Company Financial Statements, or for the value of consideration actually given for them on their acquisition (if such assets were acquired since the Balance Sheet Date), a balancing charge of no more than US$5,000 under CAA 2001.

(d)    Distributions and Other Payments.

(i)   Since June 30, 2009, no distribution or deemed distribution, within the meaning of Sections 209, 210 or 211 of ICTA 1988, has been made (or will be deemed to have been made) by the Company, except dividends shown in the Company Year-End Financial Statements, and the Company is not bound to make any such distribution.

(ii)    No rents, interest, annual payments or other sums of an income nature, paid or payable by the Company or which the Company is under an existing obligation to pay in the future, are or will be wholly or partially disallowable as deductions, management expenses or charges in computing taxable profits for Taxation purposes.

(iii)    The Company has not, within the period of five years preceding the Closing Date, been engaged in, or been a party to, any of the transactions set out in Sections 213 to 218 (inclusive) of ICTA 1988, nor has it made or received a chargeable payment as defined in Section 218(1) of ICTA 1988.

(e)    Loan Relationships.

(i)             All interests, discounts and premiums payable by the Company in respect of its loan relationships (within the meaning of Section 302 of the Corporation Tax Act 2009 ("CTA 2009"), formerly Section 81 of the Finance Act 1996) are eligible to be brought into account by the Company as a debit for the purposes of Part 5 of the CTA 2009 (formerly Chapter II of Part IV of the Finance Act 1996) at the time, and to the extent that such debits are recognized in the statutory accounts of the Company.

(ii)    The Company is not a party to a debtor relationship (within the meaning of Section 302(6) of the CTA 2009, formerly Section 103 of the Finance Act 1996) to which Chapter 8 of Part 5 of the CTA 2009 (formerly paragraph 2 of Schedule 9 to the Finance Act 1996) applies or may apply.

(iii)           The Company is not a party to a loan relationship made other than on arm’s length terms. There are no circumstances in which Section 445 or 447 of the CTA 2009 (formerly paragraphs 11 and 11A of Schedule 9 to the Finance Act 1996) could apply to require an adjustment of debits and/or credits brought into account by the Company.

(iv)    The Company has not been a party to a loan relationship which had an unallowable purpose (within the meaning of Section 442 of the CTA 2009, formerly paragraph 13 of Schedule 9 to the Finance Act 1996).

(f)   Close Companies.  The Company is not, nor has it ever been a close company within the meaning of Sections 414 and 415 of ICTA 1988.

(g)    Intangible Assets.  For the purposes of this paragraph (g), references to intangible fixed assets means intangible fixed assets and goodwill within the meaning of Part 8 of CTA 2009 (formerly Schedule 29 to the Finance Act 2002) to which that Schedule applies. References to an intangible fixed asset shall be construed accordingly.

(i)   Part 2.18(g)(i) of the Company Disclosure Schedule sets out the amount of expenditure on each of the intangible fixed assets of the Company and provides the basis on which any debit relating to that expenditure has been taken into account in the Company Financial Statements.

(ii)    No claims or elections have been made by the Company under Chapter 7 of Part 8 of the CTA 2009 (formerly Part 7 of Schedule 29 to the Finance Act 2002) or Section 827 of the CTA 2009 (formerly paragraph 86 of Schedule 29 to the Finance Act 2002) in respect of any intangible fixed asset of the Company.

(iii)          Since the Balance Sheet Date:

(1)    the Company has not owned an asset which has ceased to be a chargeable intangible asset in the circumstances described in Section 859 of the CTA 2009 (formerly paragraph 108 of Schedule 29 to the Finance Act 2002);

(1)    the Company has not realized or acquired an intangible fixed asset for the purposes of Part 8 of the CTA 2009 (formerly Schedule 29 to the Finance Act 2002); and

(2)    no circumstances have arisen which have required, or will require, a credit to be brought into account by the Company on a revaluation of an intangible fixed asset.

(h)    Company Residence, Treasury Consents and Overseas Interests.

(i)   The Company has, throughout the past five years ending on the Closing Date, been resident in the UK for corporation tax purposes and has not at any time in the past seven years ending on the Closing Date, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements having effect under Section 18 of the CTA 2009 (formerly Section 249 of the Finance Act 1994) and Section 788 of ICTA 1988 or for any other tax purpose.

(ii)    The Company has not caused, permitted or entered into any of the transactions specified in Section 765 of ICTA 1988 (migration of companies) or, in relation to transactions occurring on or after 1 July 2009, as set out in Section 37 of and Schedule 17 to the Finance Act 2009 without the prior written consent of HM Treasury, or without having duly provided the required information to HM Revenue & Customs (as appropriate).

(iii)    The Company does not hold shares in a company which is not resident in the UK and which would be a close company if it were resident in the UK in circumstances such that a chargeable gain accruing to the company not resident in the UK could be apportioned to the Company pursuant to Section 13 of TCGA 1992.

(iv)   The Company is not holding, or has not held in the past five years ending on the Closing Date, any interest in a controlled foreign company within Section 747 of ICTA 1988. The Company does not have any material interest in an offshore fund as defined in Section 759 of ICTA 1988 or in Part 1 of Schedule 22 to the Finance Act 2009.

(v)    The Company has not had, nor within the last five years ending on the Closing Date has it had, a permanent establishment outside the UK.

(vi)   The Company is not an agent or permanent establishment of another company, Person, business or enterprise for the purpose of assessing the company, Person, business or enterprise to Taxation in the country of residence of the Company.

(i)    Anti-Avoidance.

(i)    All transactions or arrangements made by the Company have been made on fully arms length terms. There are no circumstances in which Section 770A of, or Schedule 28AA to, ICTA 1988 or any other rule or provision could apply allowing any Taxation Authority to make an adjustment to the terms on which such transaction or arrangement is treated as being made for Taxation purposes, and no notice or enquiry has been made by any Taxation Authority in connection with any such transactions or arrangements.

(ii)    The Company has not been a party to, nor has been otherwise involved in, any transaction, scheme or arrangement designed wholly or mainly or containing steps or stages having no commercial purpose and designed wholly or mainly for the purpose of avoiding or deferring Taxation or reducing a liability to Taxation or amounts to be accounted for under PAYE.

(iii)    The Company has not entered into any notifiable arrangements for the purposes of Part 7 of the Finance Act 2004 any notifiable contribution arrangement for the purpose of the National Insurance Contribution (Application of Part 7 of the Finance Act 2004) Regulations 2007 (SI 2007/785) or any notifiable schemes for the purposes of Schedule 11A to the VATA 1994.

(j)    Inheritance Tax.

(i)    The Company has not:

(1)    made any transfer of value within Sections 94 and 202 of IHTA 1984; or

(2)    received any value such that liability might arise under Section 199 of IHTA 1984; or

(3)    been a party to associated operations in relation to a transfer of value as defined by Section 268 of IHTA 1984.

(ii)    There is no unsatisfied liability to inheritance tax attached to, or attributable to, the Shares or any asset of the Company. None of them are subject to any HM Revenue & Customs charge as mentioned in Section 237 and 238 of IHTA 1984.

(iii)    No asset owned by the Company, nor the Shares, are liable to be subject to any sale, mortgage or charge by virtue of Section 212(1) of IHTA 1984.

(k)    Value Added Tax.

(i)    The Company is a taxable Person and is registered for the purposes of VAT.  The Company is not, nor has it been in the period of five years ending on the Closing Date, a member of a group of companies for VAT purposes.

(ii)    The Company is registered, for the purposes of VAT, with monthly prescribed accounting periods.  Such registration, as is referred to this Section 2.18(k)(ii) is not subject to any conditions imposed by or agreed with HM Revenue & Customs. The Company is not (nor are there any circumstances by virtue of which it may become) under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993. The Company has complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT.

(iii)    All supplies made by the Company are taxable supplies. The Company has not been, nor, to the Company’s Knowledge, will it be, denied full credit for all input tax paid or suffered by it. All VAT paid or payable by the Company is input tax as defined in Section 24 of the VATA 1994 and regulations made under it.

(iv)    No act or transaction has been effected in consequence of which the Company is liable for any VAT arising from supplies made by another company. No direction has been given by HM Revenue & Customs under Schedule 9A to the VATA 1994 as a result of which the Company would be treated for the purposes of VAT as a member of a group.

(v)    The Company does not own, or has at any time within the period of five years preceding the Closing Date owned, any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995.

(vi)    The Company has not made any claim for any bad debt relief under Section36 of the VATA 1994.

(l)    Stamp Duty, Stamp Duty Land Tax and Stamp Duty Reserve Tax.

(i)    Any document that is necessary in proving the title of the Company to any asset which is owned by the Company at the Closing Date, and each document to which the Company is a party and which the Company may wish to enforce or produce in evidence is, so far as required by law, duly stamped for stamp duty purposes. No such documents which are outside the UK would attract stamp duty if they were brought into the UK.

(ii)     Neither entering into this Agreement nor Closing will result in the withdrawal of any stamp duty or stamp duty land tax relief granted on or before Closing Date which will affect the Company.

(iii)    Part 2.18(l)(iii) of the Company Disclosure Schedule sets out full and accurate details of any chargeable interest (as defined under Section 48 of the Finance Act 2003) acquired or held by the Company before the Closing Date in respect of which, to the Knowledge of the Company, an additional land transaction return will be required to be filed with a Taxation Authority and/or a payment of stamp duty land tax made on or after the Closing Date.

(iv)    The Company has complied in all material respects with the provisions of Part IV of Finance Act 1986 (Stamp Duty Reserve Tax) and any regulations made under such legislation.

(m)    Tax Sharing.  The Company is not bound by or party to any Taxation indemnity, Taxation sharing or any Taxation allocation agreement in respect of which claims against the Company would not be time barred.

(n)    Capital Losses. No capital loss has accrued to the Company that is a loss within the meaning of Section 8 or 16A of the Taxation of Capital Gain Act 1992.

(o)    Employees and Pensions.

(i)    The Company has not made, or agreed to make, any payment to, or provided or agreed to provide any benefit for, any director or former director, officer or employee of the Company, whether as compensation for loss of office, termination of employment or otherwise, which is not allowable as a deduction in calculating the profits of the Company for Taxation purposes, whether up to or after the Balance Sheet Date.

(ii)    The Company does not have (nor has ever had) any employee that subscribed for or acquired any Shares for the purposes of Part 7 of Income Tax (Earnings and Pensions) Act 2003 ("ITEPA") that had not entered into elections with the Company under Section 425 and/or Section 431 of ITEPA within 14 days after such subscription or acquisition of Shares.

(iii)    The Company does not participate in a scheme under Section 713 of ITEPA 2003.

(iv)   The Company does not participate in a HM Revenue & Customs approved share scheme.

2.19         Benefit Plans; Employees and Agents.

(a)    Part 2.19(a) of the Company Disclosure Schedule identifies each employee benefit plan and all salary, bonus, deferred compensation, incentive scheme, stock purchase, stock option, restricted stock, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, welfare, profit-sharing, pension or retirement plan, program or agreement (whether qualified or non-qualified, currently effective or terminated, written or unwritten) (collectively, the “Plans”) currently sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any current or former employee, director or consultant of the Company.

(b)    Since the Balance Sheet Date, no material changes have been made or promised to the terms of employment, benefits or conditions of service of any current employee, director or consultant to the Company (collectively, “Employee”) or to benefits provided to any person engaged to any extent in the Company’s business (now or in the past) or any dependants of such person or to the terms of any agreement or arrangement (whether written or unwritten and whether binding or not) with any trade union, employee representative or body of employees or their representatives.

(c)    No person is employed or engaged in the Company’s business (whether temporarily or permanently and whether under a contract of service or contract for services) other than the Employees, and the Employees are all employed by the Company and work wholly or mainly in the Company’s business.

(d)    The Company has disclosed accurate particulars of the current terms of employment or engagement and benefits of all Employees whether or not recorded in writing, or implied by custom or practice or otherwise; and details of all remuneration and benefits which the Employees or their dependants receive or are entitled to receive (now or in the future).

(e)    In respect of each of the Employees and any former Employees, the Company has: materially performed all obligations and duties required to be performed by it, whether arising under contract, statute, at common law or in equity; maintained adequate, suitable and up to date records relating to the Employees; and paid to HM Revenue & Customs and any other appropriate authority all taxes, National Insurance contributions and other levies due in respect of the Employees and former Employees on account of their employment by the Company up to and including the Closing Date.

(f)    All contracts of service or for services with any of the Employees or agents of the Company are terminable by the Company at any time on three months’ notice or less without compensation (other than for unfair dismissal or a statutory redundancy payment).  To the Knowledge of the Company, the Company has no liability other than for salary, wages, commission or pension to or for the benefit of any person who is an Employee or agent of the Company.

(g)    There are no terms under which the Employees are employed and, to the Knowledge of the Company, no event has occurred and no condition or circumstance exists that could give rise to any claim for unlawful discrimination or unequal pay.

(h)    No Employee: has given or received notice to terminate employment or engagement and, to the Knowledge of the Company, no Employee is entitled or intends or is likely to terminate such employment or engagement as a result of the parties entering into this Agreement or the consummation of the transactions contemplated by this Agreement; has been off sick for a period of 21 working days or more in any six-month period within the three years ending on the date of this Agreement (whether or not consecutive), or is receiving or is due to receive payment under any sickness or disability or permanent health insurance scheme and, so far as the Company is aware, there are no such claims pending or threatened; is on secondment, maternity or other statutory leave or otherwise absent from work other than on normal annual leave or continuous sickness or incapacity absence of less than 21 working days; or is subject to a current disciplinary warning or procedure.

(i)    The Company is not a party to any arrangements or promise to make or in the habit of making ex gratia or voluntary payments on redundancies or payments by way of bonus, pension, allowance or similar payments to any such persons.

(j)    The Company does not contribute to and is not bound to contribute either now or in the future to any schemes, arrangements, customs or practices (whether legally enforceable or not) for payment of pension, disability, or death benefit or similar schemes or arrangements in operation or contemplated in respect of any of the Employees or their dependants, or persons formerly employed or engaged in the Company’s business or their dependants, under which the Purchaser or any of the owners for the time being of the Company’s business or the assets or any part of them may become liable to make payments or to provide equivalent benefits.

(k)    The Company is not engaged or involved in any dispute, claim or legal proceedings (whether arising under contract, common law, statute or in equity) with any of the Employees or any other person currently or previously employed by or engaged in the Company’s business or their dependants and, to the Knowledge of the Company, there is no event which could give rise to such dispute, claim or proceeding.

(l)   The Company has not recognized any trade union or any other organization of employees or their representatives in respect of any of the Employees.

(m)    No offer of employment or engagement has been made by the Company that has not yet been accepted, or which  has been accepted but employment or engagement has not yet commenced.

2.20         Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company is in compliance with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof and (ii) there are no written claims pursuant to any Environmental Law pending or, to the Knowledge of the Company, threatened, against the Company.  All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.20 of the Company Disclosure Schedule.  All applications required to have been filed by the Company for the renewal or transfer of the Governmental Authorizations identified or required to be identified in Part 2.20 of the Company Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body.  No Materials of Environmental Concern are or have been used, manufactured, generated, sold, handled, treated, transported, stored or disposed by the Company, in breach of applicable Environmental Laws.  To the Knowledge of the Company, no underground storage tanks, above-ground storage tanks, asbestos-containing materials, landfills or disposal areas are present on any of the Company’s property.

2.21         Defective Products and Services

(a)    The Company has not manufactured or sold any products which were, at the time they were manufactured or sold, materially faulty or materially defective or, to the Knowledge of the Company, did not comply with (i) warranties or representations expressly made or implied by or on behalf of the Company; or (ii) all laws, regulations, standards and requirements (including SBS certificates) applicable to the products.

(b)    Save for the claim described on Part 2.21 of the Company Disclosure Schedule, no proceedings have been started, the Company has not received written notification of any pending or, to the Knowledge of the Company, have been threatened against the Company in which it is claimed that any products manufactured or sold by the Company are materially defective, not appropriate for their intended use or have caused bodily injury or material damages to any person or property when applied or used as intended.

(c)    No proceedings have been started and there are no outstanding liabilities or claims pending or threatened against the Company in respect of any services supplied by the Company for which the Company is or may become liable and no material dispute exists between the Company and any of its customers or clients.

For the purpose of this Article 2.21, “material” shall mean the Company shall incur a cost of more than US$2,000 to rectify any such product at any one time.

2.22         Insurance.

(a)    Part 2.22(a) of the Company Disclosure Schedule identifies all insurance contracts or policies maintained by, at the expense of or for the benefit of the Company, including the name of the insurer and the types and amounts of coverage (collectively, the “Policies”), and the Company has delivered to Purchaser accurate and complete copies of the Policies identified or required to be identified on Part 2.22(a) of the Company Disclosure Schedule.  All the Policies are in full force and effect, all premiums with respect thereto covering all periods up to the Closing Date have been paid or accrued, and the Company has not received any notice or other communication regarding any actual or possible (i) cancellation, invalidation or termination of any Policy or (ii) material adjustment in the amount of premiums payable with respect to any Policy.  The coverage provided by the Policies complies with (i) applicable Legal Requirements and (ii) the requirements that the Company maintain insurance under all Material Contracts.  The Company has not breached or otherwise failed to perform in any material respect its obligations under any of the Policies nor has the Company received any adverse notice from any of the insurers party to the Policies with respect to any alleged breach or failure in connection with any of the Policies which remains outstanding at Closing.  Since January 1, 2007, the Company has not been refused any insurance with respect to its assets or operations, nor has coverage ever been limited by any insurance carrier to which the Company has applied for any Policy or with which the Company has carried a Policy.  The Company is, and has at all times been, in compliance with all surety bond requirements of Governmental Authorizations held by the Company or otherwise set forth in applicable Legal Requirements or Contracts.

(b)    Set forth in Part 2.22(b) of the Company Disclosure Schedule is a list of all claims which have been made by the Company since January 1, 2008 under any worker’s compensation, general liability, property or other insurance policy applicable to the Company or any of its properties.  Such claim information includes the following information with respect to each accident, loss or other event:  (i) the identity of the claimant; (ii) the date of the occurrence; (iii) the status as of the date hereof and (iv) the amounts paid or recovered to date.  Except as set forth in Part 2.22(b) of the Company Disclosure Schedule, the Company has not received written notification of pending and, to the Knowledge of the Company, there are no threatened claims under any insurance policy, and the Company has not received any notice or other communication regarding any actual or possible rejection of any pending claim under any insurance policy.

2.23         Related Party Transactions.  Save for the Protection House Lease described in Part 2.23 of the Company Disclosure Schedule, no Related Party has, and no Related Party has had at any time since January 1, 2006, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company.  No Related Party is indebted to the Company.  Since January 1, 2006, no Related Party has entered into, or has had any direct or indirect financial interest in, any Material Contract, transaction or business dealing involving the Company.  To the Knowledge of the Company, no Related Party is competing, or has competed at any time since January 1, 2007, directly or indirectly, with the Company.  No Related Party has any claim or right against the Company (other than rights to receive compensation for services performed as an Employee).

2.24         Legal Proceedings; Orders.

(a)    Except as set forth in Part 2.24(a) of the Company Disclosure Schedule,  (i) the Company has not received written notification of pending Legal Proceeding, and to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding (A) against, affecting or which involves the Company or any of the assets owned by the Company, any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law or any of the directors, officers, employees or equity holders of the Company with respect to their activities as such, any Plan or the assets of any Plan; or (B) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions or (ii) the Company has not received written notification of pending and, to the Knowledge of the Company, there are no threatened Legal Proceeding against, affecting or which involves any assets used or controlled by the Company.  To the Knowledge of the Company, no event has occurred and no claim or dispute exists that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)    Except as set forth in Part 2.24(a) of the Company Disclosure Schedule, no Legal Proceeding since January 8, 2003, have been commenced by or has the Company since January 8, 2003 received written notification of any pending Legal Proceeding against the Company that has not been fully adjudicated or settled prior to the date of this Agreement without liability to the Company that is likely to be incurred after the date of this Agreement.  The Company has delivered to Purchaser accurate and complete copies of all pleadings, correspondence and other written materials to which the Company has access and that relate to any Legal Proceeding identified in the Company Disclosure Schedule.

(c)    There is no Order to which the Company, or any of the assets owned or used by it, is subject.  To the Knowledge of the Company, no officer or other employee of the Company is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business.  To the Knowledge of the Company, there is no proposed Order that, if issued or otherwise put into effect, (i) could have a Company Material Adverse Effect or (ii) could have the effect of preventing, delaying, making illegal or otherwise interfering with the Transactions.

2.25         Insolvency.  Neither the Company nor Personal Protection Systems:

(a)    (i) is insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other insolvency legislation applicable to the company concerned; and (ii) has stopped paying its debts as they fall due.

(b)    No step has been taken to initiate any process by or under which:  (i) the ability of the creditors of the Company or Personal Protection Systems to take any action to enforce their debts is suspended, restricted or prevented, or (ii) some or all of the creditors of the Company or Personal Protection Systems accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company or Personal Protection Systems, or (iii) a person is appointed to manage the affairs, business and assets of the Company or Personal Protection Systems on behalf of the Company’s or Personal Protection Systems’ creditors, or (iv) the holder of a charge over the Company’s assets or over any of Personal Protection Systems’ assets is appointed to control the business and assets of the Company or Personal Protection Systems.

(c)    In relation to the Company and Personal Protection Systems:  (i) no administrator has been appointed, (ii) no documents have been filed with the court for the appointment of an administrator, and (iii) no notice of an intention  to appoint an administrator has been given by the relevant company, its directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986).

(d)    No process has been initiated which could lead to the Company or Personal Protection Systems being dissolved and its assets being distributed among the relevant company’s creditors, shareholders or other contributors.

(e)     No distress, execution or other process has been levied on an asset of the Company or Personal Protection Systems.

2.26     Finder’s Fee; Transaction Costs.  Other than as set forth in Part 2.26 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of the Sellers or the Neil Bruce Copp Shareholder.

2.27     Shareholder Agreements.  There is no actual or contingent liability of the Company arising directly or indirectly out of the Shareholders Agreement dated January 8, 2003 entered into between Stephen Nobbs, Mark Whitcher, Kimbells LLP, Neil Bruce Copp and the Company or any documents entered into in connection with that transaction, including, without limitation, the Debentures, Investor Loan Agreement, Mr. Nobbs Loan Agreement or Acquisition Documentation (as defined therein).

2.28     Certain Payments.  Neither the Company, nor, to the Company’s Knowledge, any Representative or other Person associated with or acting for or on behalf of the Company, has at any time, directly or indirectly:

(a)    used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b)    made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Company;

(c)    made any unlawful payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

(d)    performed any favor or used corporate funds in giving any gift which was not deductible for income tax purposes;

(e)    made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or

(f)    agreed, committed, offered or attempted to take any of the actions described in clauses (a) through (e) of this Article 2.28.

ARTICLE 3.

WARRANTIES OF THE SELLERS AND THE NEIL BRUCE COPP SHAREHOLDER

Each Seller and the Neil Bruce Copp Shareholder, severally and separately and in respect of their own acts and omissions only (and not those of any other party), warrants on its own behalf only, as of the Closing Date, to and for the benefit of the Purchaser, as follows (save that Whitcher is the only Seller that is providing the warranty in Article 3.7 and the Kimbells Shareholders are not giving the warranty in Article 3.6):

3.1   Authority; Binding Nature of Agreement. Such Seller or the Neil Bruce Copp Shareholder, as the case may be, has all requisite power and authority and the capacity to execute and deliver (or procure the delivery of) this Agreement and any Related Agreement to which it is a party, to consummate the transactions contemplated hereby and thereby and to take all other actions required to be taken by it pursuant to the provisions hereof and thereof.  The execution, delivery and performance of this Agreement and any Related Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action on the part of  such Seller  or the Neil Bruce Copp Shareholder, as the case may be, and no other action on the part of the Seller or the Neil Bruce Copp Shareholder, as the case may be, is necessary to authorize the execution, delivery and performance by  such Seller or the Neil Bruce Copp Shareholder, as the case may be, of this Agreement and any Related Agreement  or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by  such Seller  or the Neil Bruce Copp Shareholder as the case may be.  This Agreement and any Related Agreement to which  such Seller or the Neil Bruce Copp Shareholder, as the case may be, is a party constitutes (assuming due and valid authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, if any) the valid and binding obligation of  such Seller or the Neil Bruce Copp Shareholder, as the case may be, enforceable against  such Seller or the Neil Bruce Copp Shareholder, as the case may be, in accordance with their respective terms, except as such enforcement may be limited by any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally and by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

3.2   Ownership and Transfer of the Shares.  Such Seller  or the Neil Bruce Copp Shareholder, as the case may be, is, in respect of the Shares as set forth opposite their name on Part 2.3(a) of the Company Disclosure Schedule, (a) the legal and beneficial owner of those Shares with full authority to transfer the legal and beneficial interest in the Shares or (b) the beneficial owner of those Shares and has the power to procure the transfer of those Shares by the legal owner or (c) in the case of the Neil Bruce Copp Shareholder is the legal owner of those Shares with full authority to transfer legal title to those Shares of, in each case, free and clear of any and all Encumbrances.   Such Seller  or the Neil Bruce Copp Shareholder, as the case may be, has the power, authority and capacity to sell, transfer, assign and deliver (or to procure such sale, transfer, assignment and delivery of) such Shares as provided in this Agreement, and such delivery will convey to Purchaser title to such Shares, free and clear of any and all Encumbrances.  The assignments, endorsements, powers and other instruments of transfer delivered by each of Seller and the Neil Bruce Copp Shareholder (or their respective authorized agents) at the Closing will be sufficient to transfer to the Purchaser such Seller’s or the Neil Bruce Copp Shareholder’s entire right, title and interest, legal and beneficial, in such Shares. No Seller or the Neil Bruce Copp Shareholder is a resident or citizen of the United States.

3.3   Non-Contravention; Consents.  The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby do not, directly or indirectly (with or without notice or lapse of time):

(a)    contravene, conflict with or result in a material violation of any Legal Requirement or any Order, writ, injunction, judgment or decree to which such Seller or the Neil Bruce Copp Shareholder, as the case may be, or any of the assets owned, used or controlled by such Seller or the Neil Bruce Copp Shareholder, as the case may be, (including the Shares) is subject.

(b)    such Seller or the Neil Bruce Copp Shareholder, as the case may be, is not required to obtain the Consent of, make any filing with or provide any notification to, any Person or Governmental Body in connection with the execution and delivery by such Seller or the Neil Bruce Copp Shareholder, as the case may be, of this Agreement, the performance by such Seller or the Neil Bruce Copp Shareholder, as the case may be, of its covenants and agreements under this Agreement and the consummation by such Seller or the Neil Bruce Copp Shareholder, as the case may be, of the transactions contemplated hereby.

3.4   No Other Agreements.  Such Seller or the Neil Bruce Copp Shareholder, as the case may be, does not have any legal obligation, absolute or contingent, to any other Person to sell or otherwise transfer Shares (other than pursuant to this Agreement) and is not subject to any voting agreement with respect to a change of control of the Company or a right of first refusal related to the Shares.

3.5   Litigation. Each of the Sellers and the Neil Bruce Copp Shareholder have not received any written notification of any action, claim, suit, proceeding or investigation pending and, to such Seller’s or the Neil Bruce Copp Shareholder’s, as the case may be, Knowledge, there is no such matter threatened against or affecting such Seller or the Neil Bruce Copp Shareholder, as the case may be, or the Shares, in each case before any court or Governmental Body, that would reasonably be expected to affect the ability of such Seller or the Neil Bruce Copp Shareholder, as the case may be, to sell and transfer the Shares set forth opposite their name on Part 2.3(a) of the Company Disclosure Schedule or otherwise to consummate the transactions contemplated by this Agreement at the Closing.

3.6   Finder’s Fees.  No arrangement has been made by or on behalf of such Seller or the Neil Bruce Copp Shareholder (as the case may be) entitling any broker, finder, or investment banker to any brokerage, finder’s or other fee or commission in connection with the Transactions except as set forth in the Schedule of Company Transaction Costs.

3.7   Securities Representations.  Whitcher hereby warrants that he is acquiring shares of Versar common stock as a portion of the Purchase Price for his own account for investment and not with a view to resell or in connection with, any distribution thereof, nor with any present intention of distributing or selling the same.  He has carefully reviewed the publicly available information regarding Versar made available to him, has made detailed inquiry concerning Versar and its business, and has received any and all written information which he has requested and has received answers to his satisfaction of all inquiries made by him.  He has sufficient knowledge and experience in finance and business that he is capable of evaluating the risks and merits of his investments in Versar and is able to financially bear the risks thereof.  He acknowledges and agrees that the shares of Versar common stock issuable as a portion of the Purchase Price are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  He has been advised or is aware of the provisions of Rule 144 which permit limited resales of shares purchased in a private placement subject to satisfaction of certain conditions, including, among other things, the availability of certain current public information about the Company, the resales occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

ARTICLE 4.

WARRANTIES OF PURCHASER AND VERSAR

Purchaser and Versar, jointly and severally, warrant to the Company and each of the Sellers and the Neil Bruce Copp Shareholder, as of the Closing Date, as follows:

4.1   Corporate Existence and Power.  Purchaser is a private limited company duly organized and validly existing under the laws of England and Wales.  Versar is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Purchaser and Versar has all necessary power and authority to carry on its business in the manner in which its business is currently being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on Purchaser’s or Versar’s ability to complete the Transactions.

4.2   Authority; Binding Nature of Agreement.  Each of Purchaser and Versar has all right, power and authority to execute and deliver this Agreement and any Related Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to take all other actions required to be taken by it pursuant to the provisions hereof and thereof.  The execution, delivery and performance by each of Purchaser and Versar of this Agreement and each Related Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Purchaser and Versar, as applicable, and no other action on the part of Purchaser or Versar is necessary to authorize the execution, delivery and performance by Purchaser or Versar of this Agreement or any Related Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of Purchaser and Versar.  This Agreement constitutes and, upon execution and delivery thereof by Purchaser and Versar, each Related Agreement to which either or both or them is a party will constitute (assuming due and valid authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, if any) the legal, valid and binding obligation of Purchaser and/or Versar, as applicable, enforceable against Purchaser and/or Versar, as applicable, in accordance with its terms, except as such enforcement may be limited by any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally and by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

4.3   Non-Contravention; Consents.  The execution, delivery and performance by Purchaser and Versar of this Agreement and of each Related Agreement to which either is a party or both of them are parties and the consummation of the transactions contemplated hereby and thereby by Purchaser and Versar do not, directly or indirectly (without notice or lapse of time):

(a)   contravene, conflict with or result in a violation of any of the terms, conditions or provisions of their respective organizational documents; or

(b)   contravene, conflict with or result in a violation of any Order, writ, injunction, judgment or decree to which Purchaser or any of the assets owned, used or controlled by Purchaser or Versar is subject or, to the Knowledge of Purchaser and/or Versar, as applicable, give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Related Agreements or to exercise any remedy or obtain any relief under, any Legal Requirement.

4.4   Compliance with Legal Requirements.  Purchaser and Versar each has complied with all applicable Legal Requirements and Orders in connection with the execution, delivery and performance of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.  No filing with, notice to or consent from any Person (other than the parties hereto) is required in connection with the execution, delivery or performance of this Agreement or any of the Related Agreements by Purchaser and Versar or either of them or the consummation of the transactions contemplated hereby and thereby by Purchaser and Versar or either of them.

ARTICLE 5.

VERSAR GUARANTEE OF PURCHASER OBLIGATIONS

5.1   Guarantee of Purchaser Obligations.  Purchaser is a direct subsidiary of Versar, and Versar acknowledges that it will derive substantial benefit from the Transactions. As consideration for the Sellers and the Neil Bruce Copp Shareholder entering into this Agreement and the Related Agreements and for the Sellers and the Neil Bruce Copp Shareholder consummation of the Transactions, Versar irrevocably and  unconditionally guarantees the due and punctual payment as, when and if due, of all sums payable at Closing and under (a) the Seller Notes, on the terms and subject to the conditions set forth in Article 1.4 hereof, (b) the Contingent Consideration, on the terms and subject to the conditions set forth in Article 1.6 hereof, (c) the purchase price adjustment provisions in Article 1.8 and (d) the performance of Purchaser’s obligations pursuant to this Agreement (collectively, the “Guaranteed Obligations”); provided, that the holders of the Seller Notes and recipients of the Contingent Consideration to whose benefit the guarantee pursuant to this Article 5.1 inures (each, a “Guaranteed Party”) shall only if the Guaranteed Obligations are not satisfied by the Purchaser within ten (10) Business Days demand payment of or assert a claim against Versar under this Article 5.1. The guarantee set forth in this Article 5.1 may only be enforced on the terms set forth herein and nothing set forth in this Article 5.1 shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Parties any rights or remedies against any Person other than the rights of the Guaranteed Parties against Versar as expressly set forth herein. Subject to the terms of Article 8.5, to the extent any Guaranteed Obligations, as to which no dispute as to entitlement or amount exists pursuant to the terms of this Agreement, are not paid within three (3) Business Days of demand by the Guaranteed Party pursuant to this Article 5.1, such Guaranteed Obligations shall bear penalty interest at a rate of 5.0% above LIBOR.

ARTICLE 6.

COVENANTS OF THE PARTIES

6.1   Confidentiality; Non-competition

(a)    Each Seller (excluding the Kimbells Shareholders) and the Neil Bruce Copp Shareholder, severally and in respect of themselves only covenant, that each of them shall hold in confidence at all times following the date hereof all Confidential Information and shall not disclose, publish or make use of Confidential Information at any time following the date hereof without the prior written consent of the Purchaser; provided, however, that each Seller and the Neil Bruce Copp Shareholder may furnish such portion (and only such portion) of the Confidential Information as such Seller or the Neil Bruce Copp Shareholder reasonably determines it is legally obligated to disclose if:  (i) it receives a request to disclose all or any part of the Confidential Information due to a Legal Requirement; (ii) to the extent not inconsistent with such request, it notifies the Purchaser of the existence, terms and circumstances surrounding such request and will provide any information within its possession to enable the Purchaser to take steps available under applicable law to resist or narrow such request; (iii) disclosure of such Confidential Information is required to prevent such Seller or the Neil Bruce Copp Shareholder from being held in contempt or becoming subject to any other penalty under applicable law.

(b)    Each Seller (excluding the Kimbells Shareholders) severally and in respect of themselves only, hereby acknowledges that (A) the Company conducts its Business and/or has current plans to expand its Business throughout the Territory, (B) to protect adequately the interest of the Purchaser in the business and goodwill of the Company, it is essential that any noncompetition covenant with respect thereto cover all of the Business currently conducted by the Company and the entire Territory and (C) the consideration paid to such Seller takes into account and adequately compensates such Seller for the restrictions and restraints imposed by this Article 6.1.  Each Seller (excluding the Kimbells Shareholders) severally and in respect of themselves only agrees, that they shall not, for a period of three years following the Closing (the “Noncompete Period”), in any manner, either directly, indirectly, individually, in partnership, jointly or in conjunction with any Person, (A) engage in the Business currently conducted by the Company within the Territory, or (B) have an equity or profit interest in, advise or render services (of an executive, marketing, manufacturing, research and development, administrative, financial, consulting or other nature) or lend money to any Person that engages in such Business within the Territory.

(c)    Each Seller (excluding the Kimbells Shareholders) severally and in respect of themselves only agrees, that they shall not, during the Noncompete Period, in any manner, directly, indirectly, individually, in partnership, jointly or in conjunction with any Person: (i) (A) recruit or solicit or attempt to recruit or solicit, on any of their behalves or on behalf of any other Person, any employee of the Company thereof, (B) encourage any Person (other than the Purchaser or the Purchaser Party) to recruit or solicit any employee of the Company, or (C) otherwise encourage any employee of the Company thereof to discontinue his or her employment by the Company, (ii) solicit any customer of the Company who is or has been a customer on or prior to the Closing Date for the purpose of providing, distributing or selling products or services similar to those sold or provided by the Company; or (iii) persuade or attempt to persuade any customer or supplier of the Company to terminate or modify such customer’s or supplier’s relationship with the Company.

(d)    In the event a judicial or arbitral determination is made that any provision of this Article 6.4 constitutes an unreasonable or otherwise unenforceable restriction against the Sellers, the provisions of this Article 6.1 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to the Sellers.  In this regard, any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Article 6.1 and to apply the provisions of this Article 6.1 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority.  Moreover, notwithstanding the fact that any provision of this Article 6.1 is determined not to be specifically enforceable, the Purchaser shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by any Seller.  The time period during which the prohibitions set forth in this Article 6.1 shall apply shall be tolled and suspended for a period equal to the aggregate time during which a Seller violates such prohibitions in any respect.

(e)    Any remedy at law for any breach of the provisions contained in this Article 6.1 shall be inadequate and the Purchaser shall be entitled to injunctive relief in addition to any other remedy the Purchaser might have hereunder.

6.2   Confidentiality.  The parties acknowledge that the Company and the Purchaser have previously executed a confidentiality agreement, dated July 21, 2009 (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms.

6.3   Public Disclosure.  Save as for the Neil Bruce Copp Shareholder disclosing the facts and terms of the Transaction to the beneficiaries of the Neil Bruce Copp’s estate and unless otherwise permitted by this Agreement, the Company, the Sellers and the Neil Bruce Copp Shareholder shall consult with the Purchaser before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the Transactions, and neither the Company, Sellers nor the Neil Bruce Copp Shareholder shall issue any such press release or make any such statement or disclosure without the prior approval of the Purchaser (which approval shall not be unreasonably withheld or delayed), except as may be required by law or by any regulatory or governmental body to which a party is subject, including but not limited to the London Stock Exchange, the Takeover Panel or the UK Listing Authority.

6.4   Tax Covenant.  The provisions of Schedule 6.4 (Tax Covenant) apply to and are incorporated by reference into this Agreement.

6.5   Covenant Regarding Costs.  To the extent that Whitcher has Knowledge that the incurrence of any cost by the Company during the Earn-Out Period would cause the aggregate administrative and selling and distribution costs of the Company to exceed the Maximum Costs, Whitcher shall promptly notify Purchaser and shall seek Purchaser’s prior written consent to incur such cost.

ARTICLE 7.

CLOSING AND POST CLOSING DELIVERIES

7.1   Conditions to Obligations of Purchaser.  The obligations of Purchaser to effect the Transactions are subject to the following conditions:

(a)    Officer’s Certificate.  Purchaser shall have received a certificate, executed by the Chief Executive Officer of the Company, which shall (i) certify to and attach a copy of the then-current Certificate of Incorporation of the Company, issued by the Registrar of Companies for England and Wales and certified by a director of the Company, (ii) certify to and attach a copy of the resolutions of the Board and/or the members of the Company, as applicable, evidencing the adoption and approval of this Agreement and the Transactions, (iii) certify to and attach a copy of the then-current Memorandum of Association of the Company, (iv) certify to and attach a copy of the then-current Articles of Association of the Company, and (v) attach a certificate of good standing issued by the Registrar of Companies for England and Wales as of a date not more than five calendar days prior to the Closing Date.

(b)    Closing Documentation.  Purchaser shall have received (i) the Estimated Balance Sheet, (ii) the Closing Indebtedness, (iii) the Schedule of Company Transaction Costs and (iv) the Closing Certificate.

(c)    Shareholder List.  The Company shall have delivered to Purchaser for review a detailed spreadsheet, in such form as may be reasonably requested by the Purchaser, setting forth (i) the name and address of each Seller and the Neil Bruce Copp Shareholder, as well as the number of Company Ordinary Shares held of record by each such Seller and the Neil Bruce Copp Shareholder, as of immediately prior to the Closing Date, and (ii) wire transfer instructions or other means and address of payment for each Seller and the Neil Bruce Copp Shareholder.

(d)    Director and Officer Resignations.  Purchaser shall have received a written resignation from each director and officer of the Company, in a form reasonably acceptable to the Purchaser, effective as of the Closing Date.

(e)    Absence of Liabilities.  Purchaser shall have received evidence that all Closing Indebtedness and Transaction Costs shall have been satisfied in full (or payment has been provided for in the Adjustment Statement) and the Company shall have no further liability or obligation for any such Closing Indebtedness or Transaction Costs, except as so provided.

(f)    Receipt Share Transfer Forms and Certificates. Purchaser shall have received duly executed stock transfer forms, in such form as is reasonably satisfactory to the Purchaser, transferring ownership in the Shares to the Purchaser and certificates for the shares (or indemnitees in respect thereof in the agreed form).

(g)    Required Corporation Action.  Purchasers shall have received evidence that all necessary corporate and other action of the Sellers, the Neil Bruce Copp Shareholder and the Company (including action by the Board of Directors of the Company and shareholders of the Company, as required) shall have been taken.

(h)    Company Books.  Purchaser shall have received statutory registers, minute books, share certificate books, account records and all other books (all duly written up to but not including the Closing Date) of the Company and Personal Protection Systems.

7.2   Satisfaction of Conditions.  The Purchaser hereby agrees that by executing this Agreement they have accepted that the Sellers and the Neil Bruce Copp have fully satisfied all the closing conditions set out in Article 7.1.

7.3   Post Closing Obligations Whitcher and Nobbs shall procure that following Closing Wolanski & Co Trustees Ltd enter into the Lease Deed of Variation in the form agreed immediately prior to Closing.

ARTICLE 8.

RECOURSE FOR DAMAGES

8.1   Survival.  All of the warranties (including those warranties set forth in Article 2, Article 3 and Article 4) and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, and the rights of the Sellers, the Neil Bruce Copp Shareholder, the Company and the Purchaser to recover for damages incurred by them, as set forth in this Article 8, shall survive the execution of this Agreement and the Closing Date notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto or any Knowledge of facts determined or determinable by any party hereto and shall continue until, and all claims with respect thereto shall be made on or prior to September 4, 2011, except for (a) the warranties set forth in (i) Article 2.3 (Capitalization), Article 3.1 (Authority and Binding Nature of Agreement) and Article 3.2 (Ownership and Transfer of Shares), Article 4 (Warranties of Purchaser and Versar) and Article 5 (Versar Guarantee of Purchaser Obligations) which shall survive indefinitely, (ii) the Tax Warranties and the Tax Covenant, which shall survive until the seventh anniversary of the Closing Date; (b) warranties, covenants and other matters for which notice of a claim for recovery has been given in accordance with this Agreement as of the end of the applicable period referred to above, in which event such warranties, covenants and other matters that serve as the basis for such claim shall survive until the final disposition of such claim; (c) covenants to be performed after the Closing Date, which shall survive until performed in accordance with their respective terms and (d) claims relating to fraud, which shall survive indefinitely.

           For the avoidance of doubt there shall be no inference that by the Company giving warranties under this Agreement such warranties are deemed to given by any shareholder, employee, officer, agent, representative or advisor of the Company.

8.2   Recovery by Purchaser Parties.

(a)    In the event a Purchaser Party suffers or incurs or otherwise becomes subject to any Damages which arise from or as a result of:

(i)   any inaccuracy in or breach of any warranty of the Company and such warranty being given by Nobbs and Whitcher set forth in Article 2 of this Agreement;

(ii)    any breach of any covenant given by the Company (in each case as to which Nobbs and Whitcher shall have responsibility) in Article 6 of this Agreement;

(iii)    any unpaid Transaction Costs and other Closing Indebtedness, without duplication, that was not paid prior to the Closing Date, unless it has been provided for in the Adjustment Statement;

(iv)   any liability or obligation of the Company pursuant to the Tax Covenant in accordance with the provisions thereof;

(v)    Damages related to the matters described on Schedule 8.2(v) hereof, which is incorporated herein by reference;

(vi)   all demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with, any action, suit, proceeding or claim incident to any of the foregoing,

subject to the provisions of this Article 8, such Purchaser Party shall be fully indemnified, defended and held harmless by Whitcher and Nobbs, jointly and severally, from, against, and in respect of any and all such Damages, on a GBP£1 for GBP£1 basis, and the Purchaser and Versar shall have the right to set off the amount of any such Damages to the extent such setoff satisfies the amount of Damages owed pursuant to Article 8.5, and shall be entitled to additional payment from Whitcher and Nobbs with respect to any excess of such Damages (but subject always to the limitations set forth in this Article 8).

(b)    In the event a Purchaser Party suffers or incurs or otherwise becomes subject to any Damages which arise from or as a result of:

(i)   any inaccuracy in or breach of any warranty of a Seller or the Neil Bruce Copp Shareholder, as the case may be, set forth in Article 3 of this Agreement

(ii)    any breach of the covenant given by each Seller or the Neil Bruce Copp Shareholder, as the case may be, contained in Article 6 of this Agreement,

subject to this Article 8, such Purchaser Party shall be indemnified, defended and held harmless from, against, and in respect of, any and all such Damages, on a GBP£1 for GBP£1 basis, by the Seller or the Neil Bruce Copp Shareholder who provided such inaccuracy or breached such warranty, covenant or obligation, and the Purchaser and Versar shall have the right to setoff the amount of any such Damages to the extent such setoff satisfies the amount of Damages owed pursuant to Article 8.5, and shall be entitled to additional payment from such Seller or the Neil Bruce Copp Shareholder with respect to any excess of such Damages (but subject always to the limitations set forth in this Article 8).

8.3   Recovery by Seller and the Neil Bruce Copp Shareholder.  In the event a Seller or the Neil Bruce Copp Shareholder suffers or incurs or otherwise become subject to any Damages which arise from or as a result of:

(i)   any inaccuracy or breach of any warranty of the Purchaser or Versar set forth in Article 4 of this Agreement; and

(ii)    any breach of any covenant or obligation of Purchaser or Versar contained in this Agreement,

such Seller or the Neil Bruce Copp Shareholder shall be indemnified, defended and held harmless from, against, and in respect of, any and all such Damages, on a GBP£1 for GBP£1 basis, by the Purchaser and Versar (but subject always to the limitations set forth in this Article 8).

8.4   Basket; Limitation on Liability.

(a)    The Purchaser Parties shall not be entitled to recovery for Damages arising under Sections 8.2(a)(i), (ii), (iv), (v) and (vi) or Sections 8.2(b)(i) and (ii), until the aggregate amount of all Damages suffered by the Purchaser Parties, exceeds GBP£65,000 (the “Basket”), in which case the Purchaser Parties shall be entitled to recover for the aggregate amount of all Damages suffered. From and after such time as the amount of the Basket has been exceeded, the Purchaser Parties shall be entitled to recover additional Damages to the extent such Damages equal at least GBP£15,000 in the aggregate. For the avoidance of doubt, Damages suffered by the Purchaser Parties pursuant to Sections 8.2(a)(iii) relating to a breach of the Title Warranties shall not be subject to the Basket or any limitation on the size of individual claims, and the Purchaser Parties shall be entitled to recover for the aggregate amount of such Damages.

(b)    Notwithstanding anything contained in this Agreement to the contrary, the aggregate maximum amount that the Purchaser Parties shall be entitled to recover (including by offset) in respect of Damages under this Agreement (including this Article 8), the Related Agreements and under all other theories of liability (including all costs and interest), shall not exceed in the case of any Damages which arise from or as a result of or are, directly or indirectly, related to or in connection with Sections 8.2(a)(i), (ii), (iv), (v) and (vi) or Sections 8.2(b)(i) and (ii) (excluding any inaccuracy in or breach of a warranty set forth in the Title Warranties, as to which such the maximum amount the Purchaser Parties shall be entitled to recover (including by offset) shall not exceed 100% of the consideration payable to such Seller or the Neil Bruce Copp Shareholder, as the case may be, who breached such warranty, or situations of fraud, as to which there shall be no limit), an aggregate amount from each Seller or the Neil Bruce Copp Shareholder, as the case may be, making payment for such indemnification not to exceed 33% of the consideration payable to such Seller or the Neil Bruce Copp Shareholder, as the case may be, giving the indemnity and warranty.

8.5   Offset Against Seller Notes and Contingent Consideration.

(a)    In the event the Purchaser or Versar shall suffer any Damages for which such Purchaser Party is entitled to recovery under this Article 8, such Purchaser Party shall, subject to compliance with the procedures set forth in Article 8.6 and Article 8.7, set off an amount equal to such Damages first by offsetting an amount equal to the aggregate amount of such Damages (converted into U.S. dollars as set forth below) against the total principal and accrued interest outstanding under the Claim Recipient’s Seller Notes only (such reduction to be applied to the outstanding principal amount and accrued but unpaid interest thereon which is next due for payment),, and, second, subject to Article 8.5(b), to the extent such Purchaser Party is entitled to recovery for such Damages from Whitcher and Nobbs, from any Contingent Consideration that becomes payable pursuant to Article 1.7.  Purchaser Party shall not be entitled to set off more than once for the same Damages. To the extent the Purchaser Party’s right to recover arises pursuant to the terms of this agreement, any such offset shall be made solely from the principal and accrued interest outstanding under the Seller Note held by the Seller or the Neil Bruce Copp Shareholder whose breach gave rise to such recovery, as applicable. Damages to be offset against the outstanding balances under the Claim Recipient’s Seller Notes shall be converted into U.S. dollars, if necessary, using the same exchange rate applied to the amount paid by the Purchaser to the Sellers and the Neil Bruce Copp Shareholder at Closing. To the extent that the above rights of set off are not sufficient to satisfy the Purchaser’s or Versar’s claim for Damages, such Purchaser Party shall be entitled to recover for such Damages directly from the Seller or the Neil Bruce Copp Shareholder giving such indemnification.

(b)    Notwithstanding anything herein or in the Seller Notes to the contrary, if there is a Claimed Amount or a Contested Amount on the date on which final payment of the principal amount and accrued interest under the Seller Notes is due or Whitcher and Nobbs are entitled to payment of any Contingent Consideration pursuant to Article 1.7 (the “Repayment Date”), the Purchaser shall be entitled to withhold an amount equal to 100% of any Claimed Amount or Contested Amount, as applicable (converted into U.S. dollars, if necessary, using the same exchange rate applied to the amount paid by the Purchaser to the Sellers and the Neil Bruce Copp Shareholder at Closing), in accordance with Article 8.5(a) hereof from the payments due to the Claim Recipient (the “Withheld Amount”); provided that within one (1) Business Day after the Redemption Date, 100% of the Withheld Amount shall be deposited by the Purchaser in the Joint Account until the  Claimed Amount or Contested Amount, as applicable, is finally determined in accordance with the terms set forth in this Agreement, at which time the whole or part (as applicable) of the Withheld Amount shall within five (5) Business Days of such determination be either returned to the Purchaser or paid to the Claim Recipient from whom the amount was withheld or, in the case of the Contingent Consideration, paid only to Whitcher and Nobbs, together with any accrued interest thereon less any setoff that the Purchaser is entitled to make after such determination in accordance with Article 8.5(a) of this Agreement.

8.6   Procedure for Recovery of Damages.

(a)    If a party hereunder has or claims to have incurred or suffered Damages for which it is or may be entitled to recovery under this Agreement, such party (the “Claiming Party”) shall promptly (and no later than 2 Business Days following the Claiming Party having Knowledge of such claim) deliver a written claim notice (a “Claim Notice”) to the party or parties hereto from whom recovery is demanded (the “Claim Recipient”).  Each Claim Notice shall state (i) that such party believes that there is or has been a breach of a warranty or covenant contained in this Agreement or that such party is otherwise entitled to recovery of Damages pursuant to this Article 8, (ii) a reasonably detailed description of the circumstances supporting the basis for such party’s belief that there is or has been such a breach or the basis for which such party is so entitled to recovery of Damages under this Article 8, and (iii) the estimated amount of Damages such party claims to have so incurred or suffered (the “Claimed Amount”).

(b)    Within thirty (30) days after receipt of a Claim Notice, the Claim Recipient may deliver to the Claiming Party a written response (the “Response Notice”) in which the Claim Recipient:  (i) agrees that the Claiming Party is entitled to the full Claimed Amount; (ii) agrees that the Claiming Party is entitled to an amount equal to part, but not all, of the Claimed Amount (the “Agreed Amount”); or (iii) objects to the full Claimed Amount.  Any part of the Claimed Amount that is not agreed to pursuant to the Response Notice shall be the “Contested Amount.”  If a Response Notice is not received by the Claiming Party within such 30-day period, then the Claim Recipient shall be conclusively deemed to have agreed that an amount equal to the full Claimed Amount is due and payable pursuant to this Article 8.

(c)    Following the receipt of a Claim Notice the Claiming Party shall give the Claim Recipient a right to remedy such breach of the Agreement which is capable of remedy within twenty five (25) days after receipt of a Claim Notice, but any such cure shall not relieve the Claim Recipient of its obligations to indemnify the Claiming Party for any Damages that are not recovered as a result of such cure.

(d)    If the Claim Recipient delivers a Response Notice agreeing to the full Claimed Amount or an Agreed Amount, such Claimed Amount or Agreed Amount shall be satisfied in full within ten (10) Business Days of the date of such Response Notice, including, to the extent applicable and permitted pursuant to this Agreement, by off set against the outstanding balance under the Seller Notes or any Contingent Consideration payable.

(e)    If the Claim Recipient delivers a Response Notice indicating that there is a Contested Amount, the Claim Recipient and the Claiming Party shall attempt in good faith to resolve the dispute related to the Contested Amount.  If the Claiming Party and the Claim Recipient resolve such dispute, such resolution shall be binding on the Claim Recipient and such Claiming Party, and the amount determined pursuant such resolution shall be paid to the Claiming Party within ten (10) Business Days of resolution to such dispute.

(f)    If the Claim Recipient and the Claiming Party are unable to resolve the dispute related to the Contested Amount within thirty (30) days after delivery of the Response Notice, either the Claim Recipient or the Claiming Party may demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration.  In the event such dispute is submitted to arbitration as provided above, then such dispute shall be settled by arbitration conducted by one arbitrator mutually agreeable to the Claim Recipient and the Claiming Party.  In the event that, within thirty (30) days after submission of any dispute related to a Contested Amount to arbitration, the Claim Recipient and the Claiming Party cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30) day period, the Claim Recipient, on the one hand, and the Claiming Party, on the other hand, shall each select one arbitrator.  The two arbitrators so selected shall select a third arbitrator.  Any such arbitration shall be conducted in the English language and held in London, England, under the rules then in effect of the Chartered Institute of Arbitrators.

(g)    The arbitrators shall (i) determine how all expenses relating to the arbitration shall be paid, including without limitation, the fees of each arbitrator and the administrative fee of the Chartered Institute of Arbitrators, (ii) set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity (adequate in the sole judgment of the arbitrator) to discover relevant information about the subject matter of the dispute, (iii) rule upon motions to compel or limit discovery, and (iv) have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.  The decision of the arbitrators as to whether the Contested Amount is payable by the Claim Recipient and any other matter determined by the arbitrators shall be final, binding, and conclusive. Such amount shall be treated as of the full Claimed Amount and shall be satisfied as set forth above.

8.7   Third Party Claims.  Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to recovery for claims made by third parties (“Third Party Claims”).  After receipt by a Claiming Party of notice of the commencement of any action or the assertion of any Legal Proceeding, liability or obligation by a third party (whether by legal process or otherwise), against which Legal Proceeding, liability or obligation the Claiming Party is entitled to recover from one or more parties under this Agreement, the Claiming Party will promptly (and no later than 2 Business Days following the Claiming Party having Knowledge of such claim) notify the Purchaser, the Sellers or the Neil Bruce Copp Shareholder against whom recovery is sought (the “Indemnifying Party”) in writing of the commencement or assertion thereof and provide a copy of such Third Party Claim, process and all legal pleadings; provided, however, that any failure by the Claiming Party to so notify the Indemnifying Party shall not limit any of the Claiming Party’s rights to recover Damages under this Article 8 (except to the extent such failure actually prejudices the defence of such Third Party Claim).  The Indemnifying Party shall have the right, exercisable upon written notice within 10 Business Days after receipt of such notice, to assume the defence of such action with counsel of reputable standing unless in such action injunctive or equitable remedies have been sought therein in respect of the Claiming Party, the Purchaser or the Company.  The Indemnifying Party and the Claiming Party shall reasonably cooperate in the defence of such claims.  If the Indemnifying Party shall assume or participate in the defence of such Third Party Claim as provided herein, the Claiming Party shall make available to the Indemnifying Party all relevant records and take such other action and sign such documents as are necessary to defend such Third Party Claim in a timely manner. If the Claiming Party shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the Claiming Party is entitled to recover under this Agreement, such amount, net of any insurance proceeds actually recovered (less any amounts reasonably incurred by the claiming parties in order to secure such recoveries, including any applicable insurance deductibles), shall be paid by the Indemnifying Party, including by offset against the outstanding balance under the Indemnifying Parties’ Seller Notes or any Indemnifying Parties’ Contingent Consideration payable, if applicable.  No Indemnifying Party, in the defence of any such Third Party Claim, shall, except with the written consent of the Claiming Party (which consent shall not be unreasonably withheld or delayed), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Claiming Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnifying Party does not assume the defence of any matter for which it is entitled to assume such defence as provided above, the Claiming Party shall have the full right to defend against any such claim or demand, and shall be entitled to in good faith settle or agree to pay in full such claim or demand, in its sole discretion; provided, that the Claiming Party may, at its or their option, seek the consent of the Indemnifying Party to such settlement or payment (which consent shall not be unreasonably withheld or delayed), and, if such consent is given, such settlement shall be finally determined to have been made by the Claiming Party in good faith.

If the Indemnifying Party shall have assumed the defence of an action pursuant to this Article 8.7, a Claiming Party shall have the right to participate in the defence of such action with its own counsel, but the fees and expenses of such counsel shall be at the expense of the Claiming Party unless (a) the employment of such counsel shall have been authorized in writing by the Indemnifying Party in connection with the defence of such action or claim, (b) the Indemnifying Party shall not have employed counsel in the defence of such action or claim, or (c) such Claiming Party shall have reasonably concluded on the advice of its counsel that there may be defences available to it which are contrary to, or inconsistent with, those available to the Indemnifying Party, thus preventing the Indemnifying Party’s counsel from adequately representing the Indemnifying Party and the Claiming Party, in any of which events such fees and expenses of not more than one additional counsel for the Claiming Party shall be borne by the Indemnifying Party.

8.8   Characterization of Recovery.  The parties agree to treat any recovery of Damages received by the Purchaser Parties under this Agreement as an adjustment to the purchase price for Tax purposes, unless otherwise required by applicable law.

8.9   No Contribution.  No Indemnifying Party shall have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of recovery or other right or remedy against the Company or any of its officers or directors in connection with any reimbursement obligation or any other liability to which such Indemnifying Party may become subject under or in connection with this Agreement.

8.10          Obligations Regarding Mitigation.  The Purchaser Parties shall attempt to mitigate the amount of Damages to which they shall be entitled pursuant to this Article 8 by seeking recourse for a reasonable period of time against any third party from which the Company is entitled to payment with respect to such Damages, in whole or in part, and by seeking insurance coverage for any such Damages to the extent that Versar or Purchaser has maintained insurance relating to such matter and if any sum is so recovered then either the amount then payable by the Sellers and the Neil Bruce Copp Shareholder (as applicable) in respect of those Damages shall be reduced by an amount equal to the sum so recovered or (if any amount shall already have been paid by any of the Sellers and the Neil Bruce Copp Shareholder (as applicable) in respect of those Damages) there shall be repaid to the Sellers and the Neil Bruce Copp Shareholder (as applicable) an amount equal to the amount so recovered or (if less) the amount of such payment (to the extent not previously repaid by the Purchaser.

8.11          If the Purchaser Parties make a Claim Saving, then either the amount then payable by the Sellers and the Neil Bruce Copp Shareholder (as applicable) in respect of any Damages pursuant to this Agreement shall be reduced by an amount equal to the Claim Saving Amount or (if any amount shall already have been paid by any of the Sellers and the Neil Bruce Copp Shareholder (as applicable) in respect of any Damages claimed under this Agreement) there shall be repaid to the Sellers and the Neil Bruce Copp Shareholder (as applicable) an amount equal to the Claim Saving Amount or (if less) the amount of such payment (to the extent not previously repaid by the Purchaser Parties).

8.12          Limitations.  Notwithstanding anything in this Article 8 to the contrary, the Sellers and Neil Bruce Copp Shareholder shall have no liability (or such liability shall be reduced) in respect of any Damages under this Agreement:

(a)    to the extent that Damages are expressly excluded or limited under the provisions of this Article 8; or

(b)    the Purchaser Parties are compensated for any such matter under any other provision of this Agreement; or

(c)    a provision or reserve in respect thereof is made in the Company Financial Statements or in the statements produced as part of the Post-Closing Purchase Price Adjustment; or

(d)    such Damages arise or is increased as a result of a change in the law or published administrative or revenue practice or interpretation announced and coming into force on or after Closing (or any Taxation legislation not in force at the date of this Agreement) which takes effect retrospectively or the withdrawal after the date of this Agreement of any published concession or published general practice previously made by HM Revenue and Customs or other taxing authority; or

(e)    if and to the extent that such Damages occur or are increased as a result of any increase in the rate of Taxation in force at the date of this Agreement; or

(f)    it would not have arisen but for a change after Closing in the accounting bases upon which the Company values its assets (other than a change made in order to comply with GAAP or any applicable Tax Statute); or

(g)    if and to the extent that such Damages occur as a result of or is otherwise attributable to the Purchaser Parties disclaiming after Closing any part of the benefit of capital or other allowances against Taxation claimed by the Company on or before the date of this Agreement and disclosed in the Company Disclosure Schedule; or

(h)    if and to the extent that such Damages are attributable to any voluntary act or omission of or transaction or arrangement carried out by the Purchaser Party after the date of Closing otherwise than:

(i)   in the ordinary course of business (and, for the avoidance of doubt, any action taken by the Purchaser Party after Closing with the Knowledge that such action would cause loss to the Purchaser Party and be recoverable under Article 8.2 of this Agreement shall not be considered to have been made “in the ordinary course of business”); or

(ii)    pursuant to a legally binding obligation entered into by the Company prior to Closing; or

(i)   if and to the extent that such Damages relate to a liability for Taxation which would not have arisen but for any winding up or cessation after the Closing Date of any trade or business carried on by the Company; or

(j)   such Damages arise or are increased as a result of a failure or omission of the Company or Purchaser to make any claim, election, surrender or disclaimer or give any notice or consent after Closing the making, giving, or doing of which was taken into account or assumed in the provision or reserve for Tax or deferred Tax in the Company Financial Statements; or

(k)    if and to the extent that there has been a Windfall (to the extent not previously used in respect of any claim under the Tax Covenant).

8.13         For the avoidance of doubt the Purchaser Party shall not be entitled to recover Damages to the extent it has already made recovery in respect of the same loss or damage under this Agreement.

ARTICLE 9.

MISCELLANEOUS PROVISIONS

9.1    Further Assurances.  Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (on or after the Closing Date) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement, any of the Related Agreements or any of the other documents, certificates, etc. executed or delivered in connection therewith.

9.2    Fees and Expenses.  Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Purchaser and its Representatives with respect to the Company’s business (and the furnishing of information to Purchaser and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule), the Related Agreements and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement or the Related Agreements, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement or the Related Agreements, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Transactions.

9.3    Amendment.  This Agreement may be amended only by an instrument in writing signed by the Company, Purchaser and the Sellers and the Neil Bruce Copp Shareholder at any time.

9.4    Waiver; Remedies Cumulative.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement, any of the Related Agreements or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable Legal Requirements, (i) no claim or right arising out of this Agreement, any of the Related Agreements or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

9.5    Entire Agreement.  This Agreement and the Related Agreements constitute the entire agreement among the parties to this Agreement and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Article 9.5 shall not exclude any representations made fraudulently.

9.6    Execution of Agreement; Counterparts; Electronic Signatures.

(a)    This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterparts.

9.7    Governing Law and Submission to Jurisdiction; Appointment of Process Agent:

(a)    This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

(b)    The parties irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any dispute that may arise out of or in connection with this Agreement and that any proceedings arising out of or in connection with this Agreement shall be brought in such courts. Each of the parties hereto irrevocably submits to the exclusive jurisdiction (both subject matter and personal jurisdiction) of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

(c)    The Purchaser hereby irrevocably appoints the Company, Sherborne Drive, Tilbrook, Milton Keynes, United Kingdom, MK7 8HX, UK, as its agent to accept service of process in England in any legal action or proceedings arising out of this Agreement following the Closing, service upon whom shall be deemed completed whether or not forwarded to or received by the Purchaser.

(d)    If such process agent ceases to be able to act as such or to have an address in England, each party irrevocably agrees to appoint a new process agent in England acceptable to the other party and to deliver to the other party within 14 days a copy of a written acceptance of appointment by the process agent.

9.8    Assignment and Successors.  No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Purchaser may assign any of its rights and delegate any of its obligations under this Agreement to any Purchaser Party (it being agreed and acknowledged that Versar will continue to guarantee the performance of such Purchaser Party pursuant to the terms of Article 5, provided that if such assignee ceases to be a member of the Purchaser’s Group, this Agreement and the benefits arising under it shall be deemed automatically by that fact to have been transferred to the Purchaser immediately before the assignee ceases to be a member of the Purchaser’s Group).  Subject to the preceding, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.

9.9    Parties in Interest.  Except as set forth in Article 8, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

9.10   Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) upon actual receipt, when delivered by hand, (b) upon receipt of transmission confirmation, when sent by facsimile, (c) three Business Days after mailing by prepaid registered or certified mail within the United States, (d) one Business Day after sending by overnight courier (with postage prepaid and confirmation requested) within the United States or (e) two Business Days after sending by international courier (with postage prepaid and confirmation requested):

if to Purchaser:

Versar, Inc.
6850 Versar Center
Springfield, VA 22151
Fax No.:  (703) 642-6850
Attention:  James C. Dobbs, General Counsel

with a copy to (which copy shall not constitute notice):

Paul, Hastings, Janofsky & Walker LLP
600 Peachtree Street, N.E.
Suite 2400
Atlanta, GA 30308
Attention:  Elizabeth H. Noe
Fax No.:  (404) 685-5287

if to the Company:

Professional Protection Systems Limited
Sherborne Drive, Tilbrook
Milton Keynes
United Kingdom
MK7 8HX
Fax: __________________
Attention: Mark Whitcher

with a copy to (which copy shall not constitute notice):

Stephen Nobbs
Pinehurst 23
Prospect Lane
Harpenden
Hertfordshire
AL5 2PL
Fax: __________________

If to one or more Sellers or the Neil Bruce Copp Shareholder individually, to the address set forth for such Seller or the Neil Bruce Copp Shareholder on the signature page hereto.

9.11        Construction; Usage.

(a)    Interpretation.  In this Agreement, unless a clear contrary intention appears:

(i)    the singular number includes the plural number and vice versa;

(ii)    reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)    reference to any gender includes each other gender;

(iv)   reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)    reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; provided that the effect of any such amendment, modification, codification, replacement or reenactment shall not create any additional liability upon any party to this Agreement;

(vi)    “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article or other provision hereof;

(vii)   “including” means including without limiting the generality of any description preceding such term; and

(viii)         references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)    Legal Representation of the Parties.  This Agreement was negotiated by the parties with the benefit of legal representation.

(c)   Headings.  The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.12         Enforcement of Agreement. The parties acknowledge and agree that each of them would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which any party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

9.13         Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

PURCHASER: GEOI 1 Limited

By:	/s/ Michael T. Abram
Name: Michael T. Abram Title: Director

VERSAR: Versar, Inc.

By:	/s/ James Charles Dobbs
Name:James Charles Dobbs Title:Senior Vice President

COMPANY Professional Protection Systems Limited

By:	/s/ Mark Whitcher
Name: Mark Whitcher Title: Managing Director

1

SELLERS:

By:	/s/ Stephen Nobbs
Name: Stephen Nobbs

Pinehurst 23
Prospect Lane
Harpenden
Hertfordshire
AL5 2PL
Fax: __________________

By:	/s/ Mark Whitcher
Name: Mark Whitcher

9 Slindon Close
Clanfield
Hampshire
PO8 0XZ
Fax: __________________

By:	/s/ Jonathan Hambleton
Name: as attorney for Stephen Kimbell

Peartree House
Pevers Lane
Weston Underwood
Olney
MK46
Fax: __________________

2

By:	/s/ Jonathan Hambleton
Name: as attorney for Peter Holden

73 Putnoe Lane
Bedford
Bedfordshire
MK41 9AE
Fax: __________________

By:	/s/ Jonathan Hambleton
Name: as attorney for Timothy Clark

Rectory Farm House
Lower Gravenhurst
Bedfordshire
MK45 4JR
Fax: __________________

By:	/s/ Jonathan Hambleton
Name: Jonathan Hambleton

Ashbrook Farm
Mill Hill
Keysoe
Bedfordshire
MK45 4RJ
Fax: __________________

By:	/s/ Jonathan Hambleton
Name: as attorney for Richard Brown

Clifton House
5 Timpsons Row
Olney
MK46 4JJ
Fax: __________________

3

By:	/s/ Stephen Nobbs
Name: as attorney for Simon Cuthbertson

The Old Coach House
Lodge Road
Sharnbrook
 MK44 1JP
Fax: __________________

By:	/s/ Stephen Nobbs
Name: as attorney for Oliver Wright

10 High Street
Emberton
Olney
Buckinghamshire
MK46 5DH
Fax: __________________

By:	/s/ Stephen Nobbs
Name: as attorney for Ingrid Sladden

13 Sunset Walk
Eccles on Sea
Norwich
NR12 0SX
Fax: __________________

4

The Estate of Neil Bruce Copp, deceased Shareholder of the Company

By:	/s/ Richard Benson
Representing the Estate of Neil Bruce Copp

c/o 2 Putney Hill
London
SW15 6AB
Ref: RMF
Fax: __________________

5

EXHIBIT A
CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Accounting Referee” shall have the meaning specified in Article 1.7(c)(iii).

“Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a)    any merger, consolidation, share exchange, share purchase, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (i) the Company is a constituent corporation or is otherwise involved, (ii) a Person or “group”, as defined herein, of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 5% of the outstanding securities of any class of voting securities of the Company or (iii) the Company issues securities representing more than 5% of the outstanding securities of any class of voting securities of the Company;

(b)    other than inventory acquired and sold in the ordinary course of business, any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 10% or more of the consolidated net revenues, net income or assets of the Company; or

(c)    any liquidation or dissolution of any of the Company.

“Adjustment Objection Notice” shall have the meaning set forth in Article 1.8(f).

“Adjustment Response Period” shall have the meaning specified in Article 1.8(f).

“Adjustment Statement” shall have the meaning specified in Article 1.8(e).

“Agreed Amount” shall have the meaning specified in Article 8.6(b).

“Agreement” shall have the meaning specified in the introductory paragraph to this Agreement.

“Agreement Date” shall have the meaning specified in the introductory paragraph to this Agreement.

“Balance Sheet” shall have the meaning specified in Article 2.6(a)(i).

“Balance Sheet Date” shall have the meaning specified in Article 2.6(a)(ii).

“Basket” shall have the meaning specified in Article 8.4(a).

“Board” shall have the meaning specified in Article 2.1(d).

“Business” shall mean the businesses of manufacture and distribution of personal protection and decontamination products as carried on by the Company at Closing.

“Business Day” shall mean any day, other than a Saturday, Sunday or legal holiday in the State of New York or in England, on which banks are open for substantially all their banking business in New York and London.

“CAA 2001” shall mean the Capital Allowances Act 2001.

“Capital Lease Obligations” shall mean those lease obligations that are required to be capitalized by the lessee pursuant to GAAP.

“Cash Book Balance” shall mean the net cash (cash to the credit in the Company’s bank accounts less any indebtedness to Lloyds TSB Bank Plc incurred by the Company), as recorded in the Company cash book.

“CHAPS” shall mean the Clearing House Automated Payment System.

“Claim Notice” shall have the meaning specified in Article 8.6(a).

“Claim Recipient” shall have the meaning specified in Article 8.6(a).

“Claimed Amount” shall have the meaning specified in Article 8.6(a).

“Claiming Party” shall have the meaning specified in Article 8.6(a).

“Claim Saving”: shall mean a benefit or saving received or made by a Purchaser Party as a direct result of a breach of any provision of this Agreement.

“Claim Saving Amount” shall mean the monetary value of any Claim Saving actually received or made by the Purchaser Party.

“Closing” shall have the meaning specified in Article 1.2.

“Closing Certificate” shall have the meaning specified in Article 1.4.

“Closing Date” shall have the meaning specified in Article 1.2.

“Closing Indebtedness” shall mean all Indebtedness of the Company outstanding immediately prior to the Closing, other than Indebtedness with respect to the banking facility provided by Lloyds TSB Bank Plc to the Company immediately prior to Closing (a copy of such banking facility letter is provided at document 3.18 of the documents attached to the Company Disclosure Schedule).

“Company” shall have the meaning specified in the introductory paragraph to this Agreement.

“Company Financial Statements” shall have the meaning specified in Article 2.6(a).

“Company Constituent Documents” shall have the meaning specified in Article 2.2.

“Company Contract” shall mean any Contract, including any amendment or supplement thereto, (a) to which the Company is a party; (b) by which the Company or any of its assets is bound or under which the Company has any obligation or (c) under which Company has any right or interest.

“Company Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Purchaser on behalf of the Company on the date of this Agreement.

“Company Financial Statements” shall have the meaning specified in Article 2.6(a).

“Company Intellectual Property” shall mean any and all Intellectual Property and Intellectual Property Rights that are owned by, or claimed to be owned by, licensed to, or filed in the name of the Company.

“Company Material Adverse Effect” An event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on the Company if, individually or in the aggregate, such event, violation, inaccuracy, circumstance or other matter had or could reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, or condition (financial or otherwise) of the Company, in any event if the adverse effect for the Company has a value of more than US$50,000; provided, however, that Company Material Adverse Effect shall not include any material adverse change, effect, event, occurrence, state of facts or development (i) relating to or resulting from the industry in which the Company operates generally or the U.S. or European economy in general, only to the extent such adverse change, effect, occurrence, state of fact or development does not affect the Company more adversely than comparable Entities or (ii) resulting from any worldwide, national or local crisis (political, economic, financial or regulatory), including, without limitation, an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency occurring within or outside the United States or Europe.

“Company Ordinary Shares” shall have the meaning specified in Article 2.3(a).

“Company Products” shall mean all products, technologies and services developed (including products, technologies and services under development), owned, made, distributed, or sold by the Company.

“Company Rights” shall have the meaning specified in Article 2.3(c).

“Company Year-End Financial Statements” shall have the meaning specified in Article 2.6(a)(i).

“Confidential Information” means any data or information concerning the Company (including trade secrets), without regard to form, regarding (for example and including) (a) business process models, (b) proprietary software, (c) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, Contracts, suppliers, customers, and customer lists, (d) the identity, skills and compensation of employees, contractors, and consultants, (e) specialized training or (f) discoveries, developments, trade secrets, processes, formulas, data, lists, and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property laws or industrial property laws in the United Kingdom or elsewhere.  Notwithstanding the foregoing, no data or information constitutes “Confidential Information” if such data or information is publicly known and in the public domain through means that do not involve a breach by the Company or a Seller or the Neil Bruce Copp Shareholder of any covenant or obligation set forth in this Agreement.

“Confidentiality Agreement” shall have the meaning specified in Article 6.2.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contested Amount” shall have the meaning specified in Article 8.6(b).

“Contingent Consideration” shall have the meaning specified in Article 1.7(a).

“Contract” shall mean any written agreement, oral or other agreement, contract, subcontract, lease, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“Damages” shall include any actual loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, fee (including reasonable attorneys’ fees), charge, cost or expense (including interest and reasonable costs of investigation, as applicable).

“Earn-Out Statement” shall have the meaning specified in Article 1.7(c)(ii).

“EBITDA” shall have the meaning specified in Article 1.7(a).

“Employee” shall have the meaning specified in Article 2.19(b).

“EMW” shall mean EMW Picton Howell LLP of Seebeck House, 1 Seebeck Place, Knowlhill, Milton Keynes, Buckinghamshire, MK5 8FR.

“EMW Client Account” shall mean:-

Bank	Natwest Bank Plc
Address	501 Silbury Boulevard Saxon Gate East Central Milton Keynes MK9 3ER
Sort Code	60-14-55
Client Account number	63510731
Client Account Name	EMW Picton Howell Client Account
IBAN Number for Client Account	GB23NWBK60730163510731

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company), firm or other enterprise, association, organization or entity.

“Environmental Law” means any Legal Requirement to which the Company is subject relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“Estimated Balance Sheet” shall have the meaning specified in Article 1.4.

“Exchange Rate Adjustment” shall have the meaning specified in Article 1.9.

“GAAP” shall have the meaning specified in Article 1.4.

“GCC” shall mean Saudi Arabia, Kuwait, Bahrain, Qatar, the United Arab Emirates and the Sultanate of Oman.

“Governmental Authorization” shall mean any: (a) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, supranational or other government or (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“group” for purposes of the definition of Acquisition Transaction only, shall mean two or more Persons who agree to act together for the purpose of acquiring, holding voting or disposing of equity securities of an issuer.

“Guaranteed Obligations” shall have the meaning specified in Article 5.1.

“Guaranteed Party” shall have the meaning specified in Article 5.1.

“Hold-Back” shall have the meaning specified in Article 1.8(b).

“ICTA 1988” means the Income and Corporation Taxes Act 1988.

“IHTA 1984” means the Inheritance Tax Act 1984.

“In-Licenses” shall mean all agreements pursuant to which a third party has licensed any Intellectual Property or Intellectual Property Rights to the Company.

“Indebtedness” shall mean all outstanding indebtedness of the Company for borrowed money (excluding trade creditors in the ordinary course of business) and any accrued interest thereon, including, without limitation, debt to Personal Protection Systems.

“Indemnifying Party” shall have the meaning specified in Article 8.7.

“Intellectual Property” shall mean and includes all algorithms, APIs, apparatus, databases and data collections, diagrams, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, user interfaces, techniques, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, prototypes, samples, studies, and summaries).

“Intellectual Property Rights” shall mean and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

“Interim Financial Statements” shall have the meaning specified in Article 2.6(a)(ii).

“IP Contracts” shall mean In-Licenses and Out-Licenses, collectively.

“Joint Account” shall mean a bank account opened in the names of EMW and the Purchasers’ Solicitors.

“Joint Account Instruction Letter” means a letter in the Agreed Form addressed to the Purchaser’s Solicitors and EMW from the Purchaser and the Sellers and the Neil Bruce Copp Shareholder in relation to the operation of the Joint Account.

“Kimbells Shareholders” means Stephen Kimbell, Peter Holden, Timothy Clark, Jonathan Hambleton and Richard Brown.

“Knowledge” An individual shall be deemed to have “knowledge” of a particular fact or other matter if:

(a)           such individual is actually aware of such fact or other matter; or

(b)           such individual would have had knowledge of such fact following a reasonable investigation, if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual’s duties.

The Company shall be deemed to have “knowledge” of a particular fact or other matter if any Person listed on Part A of the Company Disclosure Schedule has Knowledge of such fact or other matter.

“Lease Deed of Variation” shall mean the deed of variation to the lease dated January 4, 2005 between (1) Wolanski & Co Trustees Ltd and (2) the Company relating to Protection House, Sherbourne Drive, Tilbrook, Milton Keynes MK7 8AP

“Legal Proceeding” shall mean any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any law to which the Company is subject including federal, state, local, municipal, foreign or international, multinational or other law, statute, constitution, principle of common law, resolution, ordinance, legally binding code, edict, decree, rule, regulation, ruling or legally binding requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“LIBOR” means the British Bankers’ Association Interest Settlement Rate at which Sterling deposits are offered by banks for a 3 month period, displayed on the appropriate page of the Reuters screen or any page or service replacing the same from time to time.

“Material Contracts” shall have the meaning specified in Article 2.13(a).

“Materials of Environmental Concern” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is regulated under any applicable Environmental Law.

“NBC Shares” means the 70,000 B ordinary shares of GBP£0.01 in the capital of the Company legally owned by the Neal Bruce Copp Shareholder.

“Neil Bruce Copp Shareholder” shall have the meaning specified in the introductory paragraph to this Agreement.

“Net Book Value” means in respect of the Company the balance on the called up share capital account plus share premium account and plus any accumulated balance on the profit and loss account.

“Nobbs” shall have the meaning specified in the introductory paragraph to this Agreement.

“Noncompete Period” shall have the meaning specified in Article 6.1(b).

“Objection Notice” shall have the meaning specified in Article 1.7(c)(iii).

“Order” shall mean any decree, permanent injunction, stipulation, order or similar action.

“Out-Licenses” shall mean all agreements pursuant to which the Company has granted to any third party any rights or licenses to Intellectual Property or Company Products.

“Outstanding Sum” shall have the meaning specified in Article 1.8(d).

“Permitted Encumbrances” shall mean (i) liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith; (ii) liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords incurred in the ordinary course of business for sums not overdue, payable without penalty or being contested in good faith; (iii) easements, reservations, rights of way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property in a manner not affecting the value or use of such property; (iv) liens securing obligations under a capital lease or securing the purchase price of equipment if such liens do not extend to property other than the property leased under such capital lease or so purchased, and any accessions, replacements, substitutions and proceeds (including insurance proceeds) thereof or thereto.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Protection Systems” shall mean Personal Protection Systems Limited, a company incorporated in England and Wales (registered number 00762284) whose registered office is at Protection House, Sherbourne Drive, Tilbrook, Milton Keynes, Buckinghamshire, MK7 8HX.

“Plans” shall have the meaning specified in Article 2.19(a).

“Policies” shall have the meaning specified in Article 2.22(a).

“Post-Closing Purchase Price Adjustment” shall have the meaning specified in Article 1.8(c).

“Purchase Commitments” shall have the meaning specified in Article 2.14(a).

“Purchase Price” shall have the meaning specified in Article 1.1.

“Purchaser” shall have the meaning specified in the introductory paragraph to this Agreement.

“Purchaser Party” shall mean any of the following Persons: (a) Purchaser; (b) Versar, any company of which it is a Subsidiary (its holding company) and any other Subsidiaries of any such holding company (including the Company following the Closing Date); and each company in a group that is a member of the group PROVIDED that if a company ceases to be a member of the group such company shall immediately cease to be a Purchaser Party

“Purchaser’s Solicitors” shall mean Paul, Hastings, Janofsky & Walker LLP of Eighth Floor, Ten Bishops Square London, E1 6EG.

“Real Property” shall have the meaning specified in Article 2.11.

“Registered IP” means all Intellectual Property Rights that are registered, filed or issued under the authority of any Governmental Body, including all patents, registered copyrights, and registered trademarks and all applications for any of the foregoing.

“Related Agreements” shall mean the Seller Notes.

“Related Party” shall mean  (a)  each individual who is a corporate officer or director of the Company; (b) each member of the immediate family of each of the individuals referred to in clause (a) above; and (c) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses (a) and (b) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a controlling interest.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Response Notice” shall have the meaning specified in Article 8.6(b).

“Response Period” shall have the meaning specified in Article 1.7(c)(iii).

“Sale” shall mean the purchase and sale of the Shares pursuant to this Agreement.

“Schedule of Company Transaction Costs” shall have the meaning specified in Article 1.4.

“Securities Act” shall have the meaning specified in Article 1.6.

“Sellers” shall have the meaning specified in the introductory paragraph to this Agreement.

“Seller Notes” shall have the meaning specified in Article 1.5.

 “Shares” shall have the meaning specified in the Recitals to this Agreement.

“Subsidiary” in relation to a company wherever incorporated (a holding company) means a “subsidiary” as defined in Article 1159 of the Companies Act 2006 and any other company which is a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company.

“Subsidiary Interim Financial Statements” shall have the meaning specified in Article 2.6(a)(iv).

“Subsidiary Year-End Financial Statements” shall have the meaning specified in Article 2.6(a)(iii).

“Target Cash” shall have the meaning specified in Article 1.8(c).

“Target Net Book Value” shall have the meaning specified in Article 1.8(c).

“Target Warranty Reserve” shall have the meaning specified in Article 1.8(c).

“Taxation” or “Tax” means any form of taxation, withholding, duty, impost, levy  or tariff in each case in the nature of taxation, anywhere in the world, whenever and wherever imposed including, without limitation, income tax, corporation tax, capital gains tax, value added tax, import or export duties, stamp duty, stamp duty reserve tax, national insurance and social security contributions, and including any fines, penalties, surcharge, interest or other imposition relating to any such tax, withholding, duty, impost or levy.

“Tax Covenant” is included in Schedule 6.4 to this Agreement.

“Tax Statute” means any primary or secondary statute, instrument, enactment, order, law, by-law or regulation in any jurisdiction making any provision for or in relation to Tax.

“Tax Warranties” shall mean the warranties set out at Article 2.18 of this Agreement.

“Territory” shall mean the European Union, Japan and the GCC.

“TCGA 1992” means the Taxation of Capital Gains Act 1992.

“Third Party Claims” shall have the meaning specified in Article 8.7.

“Title Warranties” shall mean the warranties set out at Article 3.1 and 3.2 of this Agreement

“Transaction Costs” shall mean all fees, costs and expenses incurred by the Sellers, the Neil Bruce Copp Shareholder or by the Company for its account or for the account of any of the Sellers or the Neil Bruce Copp Shareholder at any time in connection with pursuing, negotiating or consummating the Letter of Intent, this Agreement, the Related Agreements and/or the transactions contemplated hereby or thereby, including, without limitation, legal, investment banking and other professional fees and expenses, including, without limitation, any fees payable to a financial advisor in connection therewith, the amount of all bonuses, accelerated payments or other similar amounts that may become payable by the Company to any directors, officers or employees of the Company or to other Persons in connection with or as a result of the consummation of the transactions contemplated by this Agreement and the Related Agreements, including, without limitation, any Taxes or other amounts payable by the Company in connection therewith, fees and expenses for any appraisal or other valuation of the Company performed by the Company or the Sellers, travel and overhead expenses of representatives of the Sellers, the Neil Bruce Copp Shareholder or the Company incurred in connection with pursuing, negotiating or consummating this Agreement, the Related Agreements or the transactions contemplated hereby or thereby and the filing fees associated with obtaining any domestic or foreign antitrust, anti-competition or other necessary Governmental Authorization required for the consummation of the transactions contemplated by this Agreement, but not including any professional costs, fees, disbursements and expenses (plus any applicable VAT) and Tax accrued or owing by the Company relating to entering into the lease amendment required pursuant to Article 7.3 of this Agreement.

“Transactions” shall mean the Sale and the other transactions contemplated by this Agreement and the Related Agreements.

“Turnover” shall mean revenue recognized by the Company in respect of goods and services supplied, exclusive of VAT and trade discounts.

“VAT” means value added tax or any similar sales tax in any jurisdiction.

“VATA 1994” means the Value Added Tax Act 1994.

“Versar” shall have the meaning specified in the introductory paragraph to this Agreement.

“Warranty Reserve” means a provision made by the Company (in accordance with the Company’s historical accounting practices) in relation to possible claims from customers relating to the supply of collapsible frame systems.

“Whitcher” shall have the meaning specified in the introductory paragraph to this Agreement

“Windfall” means the amount by which any asset or profit proves to have been understated in the Company Financial Statements or the amount by which any liability or loss proves to have been overstated in the Company Financial Statements

Schedule 6.4

Tax Covenant

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this paragraph 1.1 shall apply in this Tax Covenant.

Costs: means obligations, liabilities, losses, damages, costs (including reasonable legal costs) and expenses (including Tax) in each case of any nature whatsoever.

Event: includes (without limitation) any event, act, transaction (including, without limitation, the execution of and Closing of this Agreement and/or any Related Agreement), payment, action, circumstance, dealing, state of affairs, expiry of any time period, default, omission or occurrence of any nature whatsoever and whether or not the Company or the Purchaser is a party to it, and also the death or the winding up or dissolution of any person, any change in residence of a person for the purposes of any Tax, any failure to take action which would have prevented or avoided an apportionment or deemed distribution of income (regardless of whether any action taken after Closing could have prevented or avoided the apportionment or deemed distribution), the Company becoming or ceasing to be associated or connected with any person for the purposes of any Tax, and in any one or more such case whether alone or in any combination and any reference to an event occurring on or before a particular date shall include events which for Tax purposes are deemed to have, or are treated or regarded as having, occurred on or before that date.

IHT Liability: means any inheritance tax liability falling on the Company (including any interest and penalties thereon) which:

(a)	arises as a result of a transfer of value occurring or being deemed to occur on or before Closing (whether or not in conjunction with the death of any person whensoever occurring);

(b)	has given rise before or on Closing to a charge on any of the shares in or assets of the Company or a power to sell, mortgage or charge any of the Shares in or assets of the Company; or

(c)
after Closing becomes a charge on or gives rise to a power to sell, mortgage or charge any of the Shares in or assets of the Company as a result of the death of any person within seven years of a transfer of value which occurred before Closing;

and in determining for the purposes of this definition whether a charge on or power to sell, mortgage or charge any of the Shares or assets of the Company exists at any time, the fact that the inheritance tax is not yet payable, or may be paid by instalments, shall be disregarded, and such inheritance tax shall be treated as becoming due, and a charge or power to sell, mortgage or charge as arising, on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises, and the provisions of section 213 of the Inheritance Tax Act 1984 shall not apply.

ITEPA: means the Income Tax (Earnings and Pensions) Act 2003.

Liability for Taxation or Liability for Tax: any liability of the Company to make a payment of or in respect of Tax, whether or not the same is primarily payable by the Company and whether or not the Company has or may have any right of reimbursement against any other person or persons and also (without limitation) includes:

(a)
the Loss of any Relief (Accounts Relief) where such Relief has been taken into account in computing and so reducing or eliminating any provision for deferred Tax which appears in the Last Accounts (or which, but for such Relief, would have appeared in the Last Accounts) or where such Relief was treated as an asset of the Company or otherwise taken into account in the Last Accounts or was taken into account in computing any deferred Tax asset which appears in the Last Accounts (Loss of an Accounts Relief), in which case the amount of the Liability for Taxation shall be the amount of Tax which would (on the basis of Tax rates current at the date of such Loss) have been saved but for such Loss, assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief;

(b)
the Loss of any right to repayment of Tax (including any repayment supplement) (Repayment Relief) which was treated as an asset in the Last Accounts (Loss of a Repayment Relief), in which case the amount of the Liability for Taxation shall be the amount of the Loss of the right to repayment and any related repayment supplement;

(c)
the set off or use against income, profits or gains earned, accrued or received or against any Tax chargeable in respect of an Event occurring on or before the Last Accounts Date of any Relief (Post-Accounts Date) or right to repayment of Tax (including any repayment supplement) which is not available before the Last Accounts Date, but arises after the Last Accounts Date in circumstances where, but for such set off or use, the Company would have had a liability to make a payment of or in respect of Tax for which the Purchaser would have been able to make a claim against the Sellers under this Tax Covenant (Loss of a Post-Accounts Date Relief), in which case the amount of the Liability for Taxation shall be the amount of Tax saved by the Company as a result of such set off or use; and

(d)
any liability of the Company to make a payment pursuant to an indemnity, guarantee or covenant entered into before Closing under which the Company has agreed to meet or pay a sum equivalent to or by reference to another person’s Tax liability, in which case the Liability for Taxation shall be equal to the amount of the liability.

LIBOR: means the British Bankers’ Association Interest Settlement Rate at which Sterling deposits are offered by banks for a 3 month period, displayed on the appropriate page of the Reuters screen or any page or service replacing the same from time to time.

Loss: any reduction, modification, loss, counteraction, nullification, utilisation, disallowance or clawback for whatever reason.

Overprovision: the amount by which any provision in the Last Accounts relating to Tax (other than a provision for deferred Tax) is overstated (except to the extent that such overstatement results from the utilisation of a Purchaser’s Relief), applying the accounting policies, principles and practices adopted in relation to the preparation of the Last Accounts (and ignoring the effect of any change in law made after Closing).

Payroll Type Tax Liability: means (whether of the United Kingdom or otherwise) any Liability for Taxation (or amounts in respect of Tax) of the Company, arising as a result of or in connection with any liability of the Company to operate PAYE or make similar deductions (including without limitation deductions made to comply with or to meet any liability to account for Tax pursuant to regulations made under Part 11 of ITEPA) or to deduct or account for national insurance contributions or similar Taxes (including in each case interest and penalties thereon).

Purchaser's Relief: means:

(a)	any Accounts Relief (as defined in paragraph (a) of the definition of Liability for Taxation) or Repayment Relief (as defined in paragraph (b) of the definition of Liability for Taxation);

(b)	any Post Accounts Date Relief of the Company (as defined in paragraph (c) of the definition of Liability for Taxation); and

(c)	any Relief, whenever arising, of the Purchaser or any member of the Purchaser's Tax Group other than the Company.

Purchaser's Tax Group: the Purchaser and any other company or companies which either are or become after Closing, or have within the seven years ending at Closing, been treated as members of the same group as, or otherwise connected or associated in any way with, the Purchaser for any Tax purpose.

Relief: includes, unless the context otherwise requires, any relief, allowance, credit, deduction, loss, exemption or set-off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any repayment of or saving of Tax (including any repayment supplement or interest in respect of Tax) or any right to a repayment of Tax, and:

(a)	any reference to the "use" or "set off" of relief shall be construed accordingly and shall include use or set off in part; and

(b)	any reference to the Loss of a relief shall include the absence, non-existence or cancellation of any such relief, or to such relief being available only in a reduced amount;

Saving: the reduction or elimination of any liability of the Company to make an actual payment of corporation tax in respect of which the Sellers would not have been liable under paragraph 2, by the use of any Relief (other than a Purchaser's Relief) arising wholly as a result of a Liability for Taxation in respect of which the Sellers have made a payment under paragraph 2 of this Tax Covenant.

Tax: includes (without limitation) corporation tax, income tax (including amounts on account of income tax required to be deducted or withheld from or accounted for in respect of any payment), capital gains tax, inheritance tax, value added tax, national insurance contributions, capital duty, stamp duty, stamp duty reserve tax, stamp duty land tax, duties of customs and excise, petroleum revenue tax, rates, all taxes, and all other taxes on gross or net income, profits or gains, distributions, receipts, sales, use, occupation, franchise, value added, and personal property, and all levies, imposts, duties, charges or withholdings in the nature of taxation, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and Taxation shall have the same meaning.

Tax Claim: any assessment (including self-assessment), notice, demand, letter or other document issued or action taken by or on behalf of any Taxation Authority from which it appears that the Purchaser or the Company is or may be subject to a Liability for Taxation or other liability in respect of which the Sellers are or may be liable under this Tax Covenant.

Taxation Authority: any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax in the United Kingdom or elsewhere.

Taxation Statute: any directive, statute, enactment, law or regulation wheresoever enacted or issued, coming into force or entered into providing for or imposing any Tax and including orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same.

TCGA: means the Taxation of Chargeable Gains Act 1992.

VAT: means value added tax and any similar sales or turnover tax.

1.2
References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed pursuant to the relevant Taxation Statute to have been or treated or regarded as earned, accrued or received.

1.3	References to a repayment of Tax shall include any repayment supplement or interest in respect of it.

1.4
A reference to an Event occurring on or before Closing includes a series or combination of Events the first of which occurred on or before Closing and was not in the ordinary course of business of the Company and any of which occurring after Closing were in the ordinary course of business of the Company.

1.5	Any reference to something occurring in the ordinary course of business shall, without prejudice to the generality thereof, be deemed not to include:

(a)
anything which involves, or leads directly or indirectly to, any liability of the Company to Tax that is the primary liability of, or properly attributable to, or due from another person (other than a member of the Purchaser's Tax Group), or is the liability of the Company only because some other person, other than a member of the Purchaser's Tax Group, has failed to pay it or is the liability of the Company because it has elected to be regarded as taxable or liable or to be regarded as having made a disposal; or

(b)
anything which relates to or involves the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction which is not entered into on arm's length terms; or

(c)
anything which relates to or involves the making of a distribution for Tax purposes, the creation, cancellation or re-organisation of share or loan capital, the creation, cancellation or repayment of any intra-Group debt or the Company becoming or ceasing to be or being treated as ceasing to be a member of a Group or as becoming or ceasing to be associated or connected with any other company for any Tax purposes; or

(d)
anything which relates to a transaction or arrangement which includes, or a series of transactions or arrangements which include, any step or steps having no commercial or business purpose apart from the reduction, avoidance or deferral of a Liability for Taxation; or

(e)
anything which gives rise to a Liability for Taxation on deemed (as opposed to actual) profits or to the extent that it gives rise to a Liability for Taxation on an amount of profits greater than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Last Accounts or, in the case of an asset acquired since the Last Accounts Date, the cost of that asset; or

(f)	anything which involves, or leads directly or indirectly to, a change of residence of the Company for Tax purposes; or

(g)	surrendering or otherwise moving Reliefs around the Purchaser’s Group.

1.6	For the purposes of this Tax Covenant:

(a)
Any stamp duty which is charged or chargeable on any document executed prior to Closing which is necessary to establish the title of the Company to any asset or in the enforcement or production of which the Company is interested shall be deemed, together with any interest, fines or penalties relating to such stamp duty, to be a liability of the Company to make an actual payment of Tax.

(b)	The rule known as the ejusdem generis rule shall not apply and accordingly:

(i)	general words shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(ii)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

(c)	All payments made by the Covenantor to the Purchaser under this deed, shall, so far as possible, be made by way of adjustment to the consideration for the sale of the Shares.

(d)
No delay or omission by the Purchaser in exercising any rights under this deed shall prejudice such rights or be construed as a waiver or partial waiver of such rights, nor shall it exclude the further exercise of such rights.

(e)	The Purchaser shall in its absolute discretion decide whether to make a claim under this deed or the Warranties or both.

1.7
Unless the contrary intention appears, words and expressions defined in the Agreement have the same meaning in this Tax Covenant and any provisions in this Agreement concerning matters of construction or interpretation also apply in this Tax Covenant. For the avoidance of doubt, in the event of a conflict between the Tax Covenant and the Agreement, the provisions of this Tax Covenant shall prevail.

2.	Covenant

2.1
Nobbs and Whitcher covenant with the Purchaser that, subject to the provisions of this Tax Covenant, Nobbs and Whitcher shall be jointly and severally liable to pay to the Purchaser an amount equal to any:

(a)	without prejudice to the generality of the other provisions of this paragraph 2 Liability for Taxation resulting from, by reference to or in consequence of, or in respect of:

(i)	any gross receipts, income, profits or gains earned, accrued or received by the Company on or before Closing;

(ii)	any Event occurring on or before Closing; or

(iii)	any failure to discharge or default in discharging any of Nobbs and Whitcher's obligations under this Tax Covenant, including any failure to meet any relevant time limit;

(b)
without prejudice to the generality of the other provisions of this paragraph 2 Liability for Taxation which arises solely as a result of, by reference to or in consequence of the relationship for Tax purposes of the Company with any person other than a member of the Purchaser's Tax Group whensoever arising;

(c)	without prejudice to the generality of the other provisions of this paragraph 2 any Liability for Taxation falling within paragraph (a) to paragraph (d) of the definition of Liability for Taxation;

(d)	without prejudice to the generality of the other provisions of this paragraph 2, any IHT Liability falling on the Company;

(e)	without prejudice to the generality of the other provisions of this paragraph 2, any Payroll Type Tax Liability arising in respect of, by reference to or in consequence of:

(i)
the subscription for or acquisition or disposal of the Shares on or prior to Closing or the issue of the Versar common stock to Whitcher pursuant to Article 1.6 of the Agreement (as the case may be) including without limitation any payments to the Sellers under this Agreement which shall include for the avoidance of doubt any payments in the nature of deferred or contingent consideration and the issue of the Seller Notes;

(ii)
the occurrence of any other event or circumstance giving rise to a Payroll Type Tax Liability in relation to the acquisition, ownership or disposal of the Shares on or prior to Closing whether under Chapters 2 to 4 inclusive of Part 7 of ITEPA or otherwise;

(iii)
without prejudice to the meaning of a Payroll Type Tax Liability, a failure by the Covenantor and/or the Management Sellers (as may be the case) to make any payment required pursuant to the covenants in paragraphs 2.1(e)(i) to 2.1(e)(ii) within any period specified for Tax purposes (whether pursuant to section 222 of ITEPA or otherwise),

(a)
provided that the covenants in this paragraph 2.1(e) shall not extend to any United Kingdom employer's secondary Class 1 national insurance contributions in respect of which it is unlawful to seek an indemnity;

(f)
without prejudice to the generality of the other provisions of this paragraph 2, any Liability for Taxation in respect of a chargeable gain which arises as a result of the disposal at any time of any asset acquired by the Company before Closing, to the extent that such tax liability would not have arisen if the expenditure allowable under section 38(1)(a) of the TCGA in respect of the asset (ignoring any other relief) had not been less than the value of the asset stated or recognised in the Last Accounts or, in the case of an asset acquired since the Last Accounts Date, the cost of that asset;

(g)
without prejudice to the generality of the other provisions of this paragraph 2, any liability of the Company to make a payment or repayment under any indemnity, covenant, warranty, mortgage, guarantee or charge entered into or created on or before Closing of a sum equivalent to or by reference to another person's Liability for Tax;

(h)
any Costs reasonably and properly suffered or incurred by the Company and/or any member of the Purchaser's Tax Group as a result of, or in connection with, any claim being successfully made against the Company in respect of or relating to Tax under the terms of any agreement for the sale and purchase of shares or a business or part of a business entered into by the Company (if any) prior to Closing and

3.	Costs

The covenant contained in paragraph 2 shall extend to all Costs incurred by the Purchaser, any member of the Purchaser's Tax Group or the Company in connection with a successful claim under the Tax Covenant or in connection with the subject matter of any such successful claim, including in connection with any action taken as referred to in paragraph 11 and any satisfaction or settlement of a Liability for Tax in accordance with that paragraph.

4.	Payment date and interest

4.1
Where Nobbs and Whitcher are liable to make any payment under paragraph 2 (including any payment pursuant to paragraph 3), the due date for the making of that payment (Due Date) shall be the earlier of the date falling ten days after the Purchaser has served a notice on Nobbs and Whitcher demanding that payment and in a case:

(a)
that involves an actual payment of Tax by the Company (including any payment pursuant to paragraph 3), the date on which the Tax in question would have had to have been paid to the relevant Taxation Authority in order to prevent a liability to interest or a fine, surcharge or penalty from arising in respect of the Liability for Taxation in question; or

(b)
that falls within paragraph 2.1(a) of the definition of Liability for Taxation, the last date on which the Tax is or would have been required to be paid to the relevant Taxation Authority in respect of the period in which the Loss of the Relief occurs (assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief); or

(c)	that falls within paragraph 2.1(b) of the definition of Liability for Taxation, the date on which the repayment was due from the relevant Taxation Authority; or

(d)
that falls within paragraph 2.1(c) of the definition of Liability for Taxation, the date on which the Tax saved by the Company is or would have been required to be paid to the relevant Taxation Authority; or

(e)	that falls within paragraph 2.1(d) of the definition of Liability for Taxation not later than the fifth day before the day on which the Company is due to make the payment or repayment.

4.2
Any dispute as to the amount specified in any notice served on Nobbs and Whitcher under paragraph 4.1(b) to paragraph 4.1(e) shall be determined by the auditors of the Company for the time being, acting as experts and not as arbitrators (“Adjudicator”) (the fees and other expenses of such Adjudicator shall be paid by the party whose determination of such amount most diverges from the determination of the Adjudicator).

4.3
If any sums required to be paid by Nobbs and Whitcher under this Tax Covenant are not paid on the Due Date then, except to the extent that Nobbs and Whitcher’s liability under paragraph 2 compensates the Purchaser for the late payment by virtue of it extending to interest and penalties, such sums shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the rate of 5.0% above LIBOR from the due date to and including the day of actual payment of such sum, compounded quarterly.  Such interest shall be paid on the demand of the Purchaser.

4.4	All sums payable by Nobbs and Whitcher under this Tax Covenant shall be made in full without any set off or counterclaim howsoever arising.

4.5
All sums payable by Nobbs and Whitcher under this Tax Covenant shall be paid free and clear of all deductions or withholdings whatsoever, save as required by law. If any deduction or withholding is required by law to be made from any sums payable by Nobbs and Whitcher under this Tax Covenant, Nobbs and Whitcher shall pay such additional amount as will, after such deduction or withholding has been made, leave the Purchaser with the full amount which would have been received by it had no such deduction or withholding been required to be made.

4.6
If any sum paid to the Purchaser in respect of an obligation of Nobbs and Whitcher under this Tax Covenant (including in circumstances where any Purchaser’s Relief is available in respect of such charge to Tax) is required by law to be brought into charge to Tax, then Nobbs and Whitcher shall pay such additional amount as shall be required to ensure that the total amount paid, less the Tax chargeable on such amount (or that would be so chargeable but for such Purchaser’s Relief), is equal to the amount that would otherwise be payable.

4.7
Paragraph 4.6 shall apply in respect of any amount deducted or withheld as contemplated by paragraph 4.5 as it applies to sums paid to the Purchaser, save to the extent that in computing the Tax chargeable the Purchaser is able to obtain a credit for the amount deducted or withheld.

4.8	All sums payable under this Tax Covenant are (unless expressly stated otherwise) exclusive of any applicable VAT.

5.	Exclusions

5.1	The covenant contained in paragraph 2 shall not cover any Liability for Taxation to the extent that:

(a)	a provision or reserve in respect thereof is made in the Last Accounts, Estimated Balance Sheet or the Adjustment Statement as determined in accordance with Article 1.8 of this Agreement; or

(b)
it arises as a result of a transaction in the ordinary course of business of the Company between the Last Accounts Date and Closing and is not an interest or penalty, surcharge or fine in connection with Tax; or

(c)
it arises or is increased as a result only of any change in the law of Tax announced and coming into force after Closing (whether relating to rates of Tax or otherwise) or the withdrawal of any extra-statutory concession previously made by a Taxation Authority (whether or not the change purports to be effective retrospectively in whole or in part); or

(d)
it arises as a result of the amendment to the terms of the lease (pursuant to Article 7.2 of the Agreement) dated January 4, 2005 between (1) Wolanski & Co Trustees Ltd and (2) the Company relating to Protection House, Sherbourne Drive, Tilbrook, Milton Keynes MK7 8AP; or

(e)	it would not have arisen but for a change after Closing in the accounting bases on which the Company values its assets (other than a change made in order to comply with UK GAAP); or

(f)
it solely arises as a result of the Company ceasing to be entitled to the small companies' rate of corporation tax as a direct result of the Company joining the Purchaser's Tax Group following Closing; or

(g)	the Purchaser is compensated for any such matter under any other provision of this Agreement; or

(h)	it would not have arisen but for a voluntary act or transaction carried out by the Purchaser or the Company after Closing except that this exclusion shall not apply where any such act or transaction:

(i)	is carried out or effected in the ordinary course of business; or

(ii)	is carried out or effected pursuant to a legally binding commitment which was created on or before Closing or which for some other reason could not reasonably have been avoided; or

(iii)
(without prejudice to paragraphs 5.1(g)(i) and 5.1(g)(ii)) is carried out in circumstances where the Purchaser did not know and (on the basis of the information actually supplied in writing by Nobbs and Whitcher to the Purchaser prior to Closing) could not reasonably be expected to know it would or might give rise to the Liability for Taxation in question.

6.	Overprovisions

6.1
If, on or before the seventh anniversary of Closing, the auditors for the time being of the Company certify (at the request and expense of Nobbs and Whitcher) that any provision for Tax in the Last Accounts has proved to be an Overprovision, then:

(a)	the amount of any Overprovision shall first be set off against any payment then due from Nobbs and Whitcher under this Tax Covenant;

(b)
to the extent that there is an excess, a refund shall be made to Nobbs and Whitcher of any previous payment or payments made by Nobbs and Whitcher under this Tax Covenant (and not previously refunded under this Tax Covenant) up to the amount of such excess;

(c)
to the extent that such excess as referred to in paragraph 6.1(b) is not exhausted, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from Nobbs and Whitcher under this Tax Covenant; and

(d)
if there remains an amount of Overprovision on the seventh anniversary of Closing (“Tax Expiry Period”) then such amount shall within 5 Business Days of the end  of the Tax Expiry Period (or any earlier date agreed by Whitcher, Nobbs and the Purchaser) be paid to Whitcher and Nobbs.

6.2
After the Company’s auditors have produced any certificate under this paragraph 4, Nobbs and Whitcher or the Purchaser may, at any time before the seventh anniversary of Closing, request the auditors for the time being of the Company (as the case may be) to review (at the expense of Nobbs and Whitcher) that certificate in the light of all relevant circumstances, including any facts of which they were not or it was not aware, and which were not taken into account, at the time when such certificate was produced and to certify whether, in their opinion, the certificate remains correct or whether, in light of those circumstances, it should be amended.

6.3
If the auditors make an amendment to the earlier certificate and the amount of the Overprovision is revised, that revised amount shall be substituted for the previous amount and any adjusting payment that is required shall be made by or to Nobbs and Whitcher (as the case may be) as soon as reasonably practicable.

7.	Savings

7.1
If (at Nobbs and Whitcher’s request and expense) the auditors for the time being of the Company determine that the Company has obtained a Saving, the Purchaser shall, as soon as reasonably practicable thereafter, repay to Nobbs and Whitcher the lesser of:

(a)	the amount of the Saving (as determined by the auditors) less any costs incurred by the Purchaser or the Company; and

(b)
the amount paid by Nobbs and Whitcher under paragraph 1 in respect of the Liability for Taxation which gave rise to the Saving less any part of that amount previously repaid to Nobbs and Whitcher under any provision of this Tax Covenant or otherwise,

(b)	in each case after first having set off against any payment then due from Whitcher and Nobbs under this Tax Covenant.

8.	Recovery from third parties

8.1
Where Nobbs and Whitcher have paid an amount in full discharge of a liability under paragraph 2 in respect of any Liability for Taxation and the Purchaser or the Company is or becomes entitled to recover from some other person (not being the Purchaser, the Company or any other company within the Purchaser’s Tax Group), any amount in respect of such Liability for Taxation, the Purchaser shall or shall procure that the Company shall:

(a)	notify Nobbs and Whitcher of its entitlement as soon as reasonably practicable; and

(b)
if required by Nobbs and Whitcher and, subject to the Purchaser or the Company being secured and indemnified by Nobbs and Whitcher against any Tax that may be suffered on receipt of that amount and any costs and expenses incurred in recovering that amount, take or procure that the Company takes all reasonable steps to enforce that recovery against the person in question (keeping Nobbs and Whitcher, reasonably informed of the progress of any action taken), provided that the Purchaser shall not be required to take any action pursuant to this paragraph 8.1 (other than an action against:

(i)	a Taxation Authority; or

(ii)	a person who has given Tax advice to the Company on or before Closing),

which, in the Purchaser’s reasonable opinion, is likely to harm its, the Company’s commercial relationship (potential or actual) with that or any other person.

8.2	If the Purchaser or the Company recovers any amount referred to in paragraph 8.1, the Purchaser shall account to Nobbs and Whitcher for the lesser of:

(a)
any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any costs and expenses incurred in recovering that amount (save to the extent that amount has already been made good by Nobbs and Whitcher under paragraph 8.1(b)); and

(b)	the amount paid by Nobbs and Whitcher under paragraph 2 in respect of the Liability for Taxation in question.

9.	Management of pre-Closing Tax affairs

9.1	In this paragraph 9 and in paragraph 10, the following terms shall have the following meanings:

1.2	accounting period: means the period between July 1, and June 30 of each calendar year;

1.3	pre-Closing Tax affairs: means the Tax affairs of the Company for which Nobbs and Whitcher are responsible under this paragraph 9;

1.4	Tax documents: means the Tax returns, claims and other documents which Nobbs and Whitcher are required to prepare on behalf of the Company under paragraphs 9.2(a) and 9.2(b);

1.5
Tax return: means any return required to be made to any Tax Authority of income, profits or gains or of any other amounts or information relevant for the purposes of Tax, including any related accounts, computations and attachments; and

1.6
time limit: means the latest date on which a Tax document can be executed or delivered to a relevant Tax Authority either without incurring interest or a penalty, or in order to ensure that such Tax document is effective.

9.2
Subject to and in accordance with the provisions of this paragraph 9 Nobbs and Whitcher or their duly authorised agents shall, in respect of all accounting periods ending on or before Closing, and at its their own cost:

(a)	prepare the Tax returns of the Company;

(b)	prepare on behalf of the Company all claims, elections, surrenders, disclaimers, notices and consents for the purposes of Tax; and

(c)
(subject to paragraph 11) deal with all matters relating to Tax which concern or affect the Company, including the conduct of all negotiations and correspondence and the reaching of all agreements relating thereto or to any Tax documents.

9.3
Except with the Purchaser's written consent (not to be unreasonably withheld or delayed), Nobbs and Whitcher shall not, and shall procure that its duly authorised agents do not, prepare any Tax document (or any similar document relating to the Tax affairs of Nobbs and Whitcher) which comprises or includes a claim, election, surrender, disclaimer, notice or consent, or withdraw any such item unless the making, giving or withdrawal of it (as the case may be) could not have any adverse effect on the Liability for Tax of the Company or any member of the Purchaser's Tax Group.

9.4
Nobbs and Whitcher or its duly authorised agents shall deliver all Tax documents to the Purchaser for authorisation, signing and submission to the relevant Tax Authority.  If a time limit applies in relation to any Tax document, Nobbs and Whitcher shall ensure that the Purchaser receives the Tax document no later than fifteen Business Days before the expiry of the time limit.

9.5
If Nobbs and Whitcher or its duly authorised agent fails to deliver a Tax document to which a time limit applies to the Purchaser within the period specified in paragraph 9.4, and such Tax document is a Tax return or is otherwise material to the Tax position of the Company, then:

(a)	Nobbs and Whitcher shall notify the Purchaser of such failure as soon as is practicable;

(b)	the Purchaser shall be permitted to arrange for the preparation and submission of the Tax document (but shall not be liable for any failure to do so); and

(c)	(for the avoidance of doubt) paragraph 2.1(a)(iii) shall apply in respect of such failure.

9.6	Nobbs and Whitcher shall procure that:

(a)	the Purchaser is kept fully informed of the progress of all matters relating to the pre-Closing Tax affairs;

(b)	the Purchaser promptly receives copies of all written correspondence with any Tax Authority insofar as it is relevant to the pre-Closing Tax affairs;

(c)	no Tax document is submitted to any Tax Authority which is not, so far as Nobbs and Whitcher are aware, complete, true and accurate in all respects, and not misleading; and

(d)
no Material Correspondence is submitted to, or any Material Agreement reached with, any Tax Authority without the prior approval of the Purchaser (such approval not to be unreasonably withheld or delayed).

9.7
For the purposes of paragraph 9.6(d) above, Material Correspondence and Material Agreements are Tax documents, other correspondence and agreements which Nobbs and Whitcher consider or ought reasonably to consider may be of material importance to the Purchaser as regards either the future relationship with the Tax Authority concerned, or the future Liability for Tax, of the Company or any other member of the Purchaser's Tax Group.

9.8
Nobbs and Whitcher agree to devote reasonable resources to dealing with pre-Closing Tax affairs. Following Closing Nobbs and Whitcher and its agent shall cease to be responsible for, or to have power or authority to deal with, pre-Closing Tax affairs on behalf of the Company (other than in a capacity as a director and/or employee of the Company).

9.9
The Purchaser shall be under no obligation to procure the authorisation, signing, or submission to a Tax Authority of any Tax document delivered to it under paragraph 9.4 which it considers in its reasonable opinion to be false, misleading, incomplete or inaccurate in any respect, but for the avoidance of doubt shall be under no obligation to make any enquiry as to the completeness or accuracy thereof and shall be entitled to rely entirely on Nobbs and Whitcher and its agent.

9.10	If the Purchaser considers in its reasonable opinion that:

(a)
any Tax document prepared by or on behalf of Nobbs and Whitcher pursuant to paragraph 9.2 is false, misleading, incomplete or inaccurate in any material respect (otherwise than as a result of the non-disclosure of information by the Purchaser or the Company to Nobbs and Whitcher); or

(b)	the way in which Nobbs and Whitcher or its duly authorised agent are conducting or are proposing to conduct the pre-Closing Tax affairs is improper or negligent or is likely to:

(i)	involve unreasonable delay in reaching agreement with a relevant Tax Authority; or

(ii)	prejudice the future relationship with the Tax Authority of the Company or any other member of the Purchaser's Tax Group,

1.7
then, without prejudice to any rights or remedies available to the Purchaser under this Tax Covenant, the Purchaser shall be entitled to serve notice on Nobbs and Whitcher terminating its authority to deal with pre-Closing Tax affairs, whereupon the provisions of paragraph 9.7 shall apply as if the date referred to in that paragraph had passed.

10.	Conduct of Other Tax Affairs

10.1
Subject to paragraph 11, the Purchaser or its duly authorised agents shall have sole conduct of all Tax affairs of the Company which are not pre-Closing Tax affairs and shall be entitled to deal with such Tax affairs in any way in which it, in its absolute discretion, considers fit.

10.2
In respect of any accounting period commencing prior to Closing and ending after Closing (Straddle Period) Nobbs and Whitcher shall provide such assistance as the Purchaser shall reasonably request in preparing all tax returns relating to the Straddle Period. PROVIDED always that such returns and computations shall not be submitted to the relevant Tax Authority without giving Nobbs and Whitcher a reasonable opportunity to review and comment on the content thereof (and in any event, copies of such returns and computations shall be submitted to Nobbs and Whitcher not less than 15 Business Days before they are required to be submitted to the relevant Tax Authority).  Nobbs and Whitcher may, within 10 Business Days of receipt of such returns and computations, submit to the Purchaser in writing any amendments or adjustments as Nobbs and Whitcher reasonably considers to be necessary or desirable and the Purchaser will not unreasonably refuse to incorporate any such amendments or adjustments proposed by Nobbs and Whitcher. The Purchaser shall procure that Nobbs and Whitcher (at the cost of Nobbs and Whitcher) is given access to such of the books and records of the Company as it may reasonably require for the purposes of this paragraph 10.2.

11.	Conduct of Tax Claims

11.1
Without prejudice to its rights hereunder, if the Purchaser or the Company becomes aware of a Tax Claim, the Purchaser shall give or procure that notice in writing is given to Nobbs and Whitcher as soon as is reasonably practicable, provided that if Nobbs and Whitcher receive any Tax Claim for whatever reason, they shall notify the Purchaser in writing as soon as is reasonably practicable and the Purchaser shall be deemed, on receipt of such notification, to have given Nobbs and Whitcher notice of such Tax Claim in accordance with the provisions of this paragraph 11, provided always that the giving of such notice shall not be a condition precedent to Nobbs and Whitcher’s liability under this Tax Covenant.

11.2
Provided Nobbs and Whitcher secure and indemnify the Purchaser and the Company to the Purchaser’s reasonable satisfaction against all liabilities, costs, damages or expenses which may be incurred thereby including any additional Liability for Taxation, the Purchaser shall take and shall procure that the Company shall take such action as Nobbs and Whitcher may reasonably request by notice in writing given to the Purchaser or the Company to avoid, dispute, defend, resist, appeal or compromise any Tax Claim (such a Tax Claim where action is so requested being hereinafter referred to as a Dispute), provided that neither the Purchaser nor the Company shall be obliged to appeal or procure an appeal against any assessment to Tax raised on any of them if, Nobbs and Whitcher having been given written notice of the receipt of such assessment, the Purchaser or the Company have not within 14 days of the date of the notice received instructions in writing from Nobbs and Whitcher to do so.

11.3	If:

(a)
Nobbs and Whitcher do not request the Purchaser or the Company to take any action under paragraph 11.2 or fail to secure and indemnify the Purchaser or the Company to the Purchaser’s reasonable satisfaction within a period of time (commencing with the date of the notice given to Nobbs and Whitcher) that is reasonable, having regard to the nature of the Tax Claim and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing or compromising such Tax Claim, and which period shall not in any event exceed a period of 14 days; or

(b)
either Nobbs or Whitcher (or the Company before Closing) has been involved in a case involving fraudulent conduct or wilful default in respect of the Liability for Taxation which is the subject matter of the Dispute; or

(c)
the Dispute involves an appeal against a determination by the Tax Chamber of the First-tier Tribunal (or, for appeals lodged before 1 April 2009, a determination by the General or Special Commissioners or the VAT and Duties Tribunal) unless Nobbs and Whitcher have obtained the opinion of Tax counsel of at least 5 years’ standing that there is a reasonable prospect that the appeal will succeed, the Purchaser or the Company shall have the conduct of the Dispute absolutely (without prejudice to its rights under this Tax Covenant) and shall be free to pay or settle the Tax Claim on such terms as the Purchaser or the Company may in its absolute discretion consider fit.

11.4
Subject to paragraph 11.3, by agreement in writing between the Purchaser and Nobbs and Whitcher, the conduct of a Dispute may be delegated to Nobbs and Whitcher on such terms as may be agreed from time to time between the Purchaser and Nobbs and Whitcher provided that, unless the Purchaser and Nobbs and Whitcher specifically agree otherwise in writing, the following terms shall be deemed to be incorporated into any such agreement:

(a)
the Purchaser or the Company shall promptly be kept fully informed of all matters pertaining to a Dispute and shall be entitled to see and keep copies of all correspondence and notes or other written records of telephone conversations or meetings and, in the event that there is no written record, shall be given an immediate report of all telephone conversations with any Taxation Authority to the extent that it relates to a Dispute;

(b)	the appointment of solicitors or other professional advisers shall be subject to the written approval of the Purchaser, such approval not to be unreasonably withheld or delayed;

(c)
all material written communications pertaining to the Dispute which are to be transmitted to the relevant Taxation Authority shall first be submitted to the Purchaser or the Company for approval and shall only be finally transmitted if such approval is given, such approval not to be unreasonably withheld or delayed; and

(d)
Nobbs and Whitcher shall make no settlement or compromise of the Dispute or agree any matter in the conduct of the Dispute which is likely to affect the amount thereof or the future liability to Tax of the Purchaser or the Company without the prior approval of the Purchaser or the Company, such approval not to be unreasonably withheld or delayed.

11.5
The Purchaser shall provide and shall procure that the Company provides to Nobbs and Whitcher and Nobbs and Whitcher's professional advisors reasonable access to premises and personnel and to any relevant assets, documents and records within their power, possession or control for the purpose of investigating the matter and enabling Nobbs and Whitcher to take such action as is referred to in this paragraph 11.

11.6
Neither the Purchaser nor the Company shall be subject to any claim by or liability to Nobbs and Whitcher for non-compliance with any of the foregoing provisions of this paragraph 11 if the Purchaser or the Company has bona fide acted in accordance with the instructions of Nobbs and Whitcher.

12.	Purchaser’s Undertaking

12.1	The Purchaser shall pay to Nobbs and Whitcher an amount equal to any tax liability relating to any of the following Events occurring or deemed to occur after Closing:

(a)
the Company or any member of the Purchaser’s Tax Group failing to pay any amount of Taxation to which it is primarily liable to the extent that such tax liability arises in circumstances where the Purchaser would not have been entitled to make a claim against Nobbs and Whitcher under paragraph 2 of the Tax Covenant had such liability for taxation been paid by the Company or the relevant member of the Purchaser's Tax Group;

(b)
the making by the Company or any member of the Purchaser’s Tax Group of any payment or deemed payment which is treated as a chargeable payment for the purposes of Section 214 of Income and Corporation Taxes Act 1988 where the Company or the relevant member of the Purchaser’s Tax Group was aware that such payment would give rise to such tax liability;

(c)
the Company or any member of the Purchaser’s Tax Group (such company being a member of the Purchaser’s Tax Group at the date of Closing) and which is at Closing resident in the United Kingdom for Taxation purposes, ceasing to be resident in the United Kingdom for Taxation purposes.

12.2
Any payment made by the Purchaser under paragraph 12.1 above shall be made 5 days before the last day on which the relevant payment of Taxation is due to be made to the relevant Taxation Authority without incurring any liability to interest or penalties.

12.3
The Purchaser shall pay Nobbs and Whitcher an amount equal to all costs and expenses reasonably and properly incurred by Nobbs and Whitcher in connection with such tax liability as described in paragraph 12 above or any action taken under this paragraph.

Schedule 8.2(v)

Damages related to any claim made against the Company by TVI Corporation (“TVI Claim”); provided that any such claim relates to any act or omission by the Company and such act or omission occurred prior to the Closing Date; and provided further that the Purchaser Parties shall not be entitled to bring a claim under this Article 8.2 (a) (v) if the TVI Claim relates to products or goods sold or distributed by the Purchaser Party after the Closing Date that were not sold or distributed by the Company on or prior to the Closing Date.